Exhibit 10.10
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
COLLABORATION AND LICENSE AGREEMENT
between
MICROLOGIX BIOTECH INC.
and
STRATA PHARMACEUTICALS INC.
Dated: July 30, 2004

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
Section 1.1	“Acceptance for Filing”	1
Section 1.2	“Act”	1
Section 1.3	“Affiliate”	2
Section 1.4	“Applicable Law(s)”	2
Section 1.5	“Approval Letter”	2
Section 1.6	“Books and Records”	2
Section 1.7	“CFR”	2
Section 1.8	“cGMP”	2
Section 1.9	“Collaboration”	2
Section 1.10	“Commercially Reasonable Efforts”	1
Section 1.11	“Common Shares”	1
Section 1.12	“Competent Authority(ies)”	1
Section 1.13	“Compound”	1
Section 1.14	“Confidential Information”	1
Section 1.15	“Control”	2
Section 1.16	“Costs”	2
Section 1.17	“CRBSI”	2
Section 1.18	“Development”	2
Section 1.19	“Development Plan(s)”	2
Section 1.20	“Development Subcontract”	2
Section 1.21	“DMF”	3
Section 1.22	“Europe”	3
Section 1.23	“Exclusivity Fee”	3
Section 1.24	“Exclusivity Period”	3
Section 1.25	“Extended Field”	3
Section 1.26	“FDA”	3
Section 1.27	“Field”	3
Section 1.28	“First Commercial Sale”	3
Section 1.29	“First Phase III Study”	4
Section 1.30	“GAAP”	4
Section 1.31	“Good Clinical Practices” or “GCP”	4
Section 1.32	“Governmental Approval(s)”	4
Section 1.33	“IMS Data”	4
Section 1.34	“Improvements”	4
Section 1.35	“IND(s)”	4
Section 1.36	“Know-How”	4
Section 1.37	“knowledge” or “best of its knowledge”	5
Section 1.38	“Labelled” or “Labelling”	5
Section 1.39	“LCSI”	5
Section 1.40	“Major European Market Country”	5
Section 1.41	“manufacture(d)” or “manufacturing”	5
Section 1.42	“Manufacturing Development Costs”	5
Section 1.43	“Market Price”	5

Section 1.44	“Marketing Authorization”	5
Section 1.45	“MBI 594AN”	5
Section 1.46	“Micrologix Know-How”	6
Section 1.47	“Micrologix Patent Rights” or “Micrologix Patent”	6
Section 1.48	“Micrologix Technology”	6
Section 1.49	“NDA”	6
Section 1.50	“Negotiation Period”	6
Section 1.51	“Net Sales”	6
Section 1.52	“Notification Period”	1
Section 1.53	“packaging”	2
Section 1.54	“Patent Rights”	2
Section 1.55	“Phase III Study”	2
Section 1.56	“Phase IV Study”	2
Section 1.57	“Post Marketing Commitments”	2
Section 1.58	“Pricing and Reimbursement Approvals”	2
Section 1.59	“Prime Rate of Interest”	2
Section 1.60	“Product”	3
Section 1.61	“Promotional Material(s)”	3
Section 1.62	“raw materials and components”	3
Section 1.63	“Regulations”	3
Section 1.64	“Reimbursable Costs”	3
Section 1.65	“Representatives”	3
Section 1.66	“Royalty Term”	3
Section 1.67	“Second Phase III Study”	4
Section 1.68	“Subcontractors”	4
Section 1.69	“Territory”	4
Section 1.70	“Third Party”	4
Section 1.71	“Trading Day”	4
Section 1.72	“U.S.” or the “United States”	4
Section 1.73	“U.S. Dollar Equivalent”	4
Section 1.74	“U.S. PTO”	4
Section 1.75	“Valid Claim”	4

Article 2 PRODUCT DEVELOPMENT		5
Section 2.1	Objectives	5
Section 2.2	Collaboration Guidelines; Amendments to the Development Plan(s)	5
Section 2.3	Development	6
Section 2.4	Joint Development Management Committee	7
Section 2.5	Technology Transfer	8

Article 3 LICENSE		10
Section 3.1	License Terms	10
Section 3.2	Micrologix’s Reservation of Rights	10
Section 3.3	Third Party Licensees of Micrologix	10
Section 3.4	Work Product and Intellectual Property	10
Section 3.5	Sublicenses	11

COLLABORATION AND LICENSE AGREEMENT
This Collaboration and License Agreement (this “Agreement”) is made as of July 30, 2004 (the “Effective Date”) by and between Micrologix Biotech Inc., a British Columbia corporation having its offices at BC Research Complex, 3650 Wesbrook Mall, Vancouver, BC, Canada V6S 2L2 (“Micrologix”) and Strata Pharmaceuticals Inc., a corporation having its offices at 10923 Coverhurst Way, San Diego, California 92130, USA (“Strata”). Micrologix and Strata are sometimes referred to collectively herein as the “Parties” or singly as a “Party”.
R E C I T A L S
WHEREAS, Micrologix has developed and owns or controls certain proprietary technology, patents, patent applications, and know-how relating to Micrologix’s proprietary Compound (as defined below);
WHEREAS, on June 2, 2004, the Parties signed a term sheet (the “Term Sheet”), whereby Strata paid Micrologix the Exclusivity Fee, in exchange for, among other things, Micrologix’s agreement to negotiate solely and exclusively with Strata with respect to any license to the Compound and the Micrologix Technology for development and commercialization in the Field in the Territory (as such terms are defined herein); and
WHEREAS, Micrologix wishes to grant to Strata, and Strata wishes to obtain from Micrologix, an exclusive license under the Micrologix Technology to use, market, advertise, promote, distribute, offer for sale, sell, manufacture, have manufactured, export and import, and co-develop with and/or in addition to Micrologix, the Compound in the Field in the Territory, or have the foregoing done on its behalf, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below:
     Section 1.1 “Acceptance for Filing”
means notification from the FDA indicating receipt of an NDA submission in the United States or equivalent marketing application pursuant to Applicable Laws in each country in the Territory.
     Section 1.2 “Act”
means the Federal Food Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.) in the United States and any other comparable, applicable legislation in any other country in the Territory.

     Section 1.3 “Affiliate”
means any company or entity controlled by, controlling or under common control with a Party. As used in this Section 1.3, “control” means (a) that an entity or company owns, directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.
     Section 1.4 “Applicable Law(s)”
means the Act, Regulations and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution or sale of the Product in the Field in the Territory or the performance of either Party’s obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a Party) to the extent applicable and relevant to such Party.
     Section 1.5 “Approval Letter”
means a letter issued by the FDA indicating approval of a product for commercialization, as defined in 21 CFR § 314.105 in the United States, or equivalent letter issued by the applicable Competent Authority in any other country in the Territory, pursuant to Applicable Laws in each country in the Territory.
     Section 1.6 “Books and Records”
means, in whatever media, any and all books and records, documents, reports and accounts in connection with or relative to: any Reimbursable Costs, any costs Strata or Micrologix is obligated to reimburse or pay to the other Party under this Agreement; the Development; the Development Plan; as well as any other books and records as may be required from time to time by Applicable Laws or this Agreement. Books and Records shall not include any market research and competitive reports, marketing reports and data.
     Section 1.7 “CFR”
means the United States Code of Federal Regulations in the United States and any other comparable, applicable code of regulations in any other country in the Territory.
     Section 1.8 “cGMP”
means the current good manufacturing protocols as defined in 21 CFR § 210 and § 211 in the United States or other comparable, applicable regulations in other countries in the Territory.
     Section 1.9 “Collaboration”
means the activities of the Parties carried out in performance of, and the relationship between the Parties established by this Agreement.

     Section 1.10 “Commercially Reasonable Efforts”
means, except as otherwise explicitly set forth in this Agreement, those diligent efforts consistent with the exercise of prudent scientific and business judgment, as applied to products having comparable market potential and comparable developmental and regulatory risks and challenges and otherwise in accordance with generally accepted practices in the pharmaceutical industry. “Comparable market potential” shall be fairly determined based upon relevant factors, including market size, price, competition, patent rights, product liability issues and general marketing parameters. Except as expressly set out in this Agreement, “Commercially Reasonable Efforts”, as applied to development and commercialization efforts, shall be as applied to, and assessed upon, the Territory taken as a whole, and therefore, Strata shall not be required to:
(a)	manufacture, develop, pursue regulatory approval or commercialize the Product in any particular country or countries in the Territory; or

(b)	obtain regulatory approval for all uses of the Product in any particular country or countries in the Territory;
except as may be required in respect of the Product and uses of the Product when using Commercially Reasonable Efforts in respect of the Territory taken as a whole. In addition to the foregoing, during the first [***] immediately following the Effective Date, when assessing whether Commercially Reasonable Efforts have been applied by a Party to an obligation under this Agreement other than the obligations set out in Section 2.1(b), in addition to the foregoing considerations, the Parties shall take into account the efforts that ought to be made by companies of similar size, financial strength, and stage of corporate development to the Party whose efforts are being assessed.
     Section 1.11 “Common Shares”
means common shares in the capital of Micrologix.
     Section 1.12 “Competent Authority(ies)”
means collectively the entities in each country in the Territory responsible for: (i) the regulation of medicinal products intended for human use, including the FDA; or (ii) the establishment, maintenance and/or protection of rights related to the Micrologix Patent Rights, or any other successor entities thereto.
     Section 1.13 “Compound”
means omiganan pentahydrochloride.
     Section 1.14 “Confidential Information”
means any and all information (including the Micrologix Technology) of a Party relating to any trade secret, Reimbursable Costs, Books and Records, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, sales, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral,

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written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:
(a)	is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(b)	is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(c)	is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d)	is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party’s Confidential Information; or

(e)	is the subject of a written permission to disclose provided by the disclosing Party.
     Section 1.15 “Control”
means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, licensee or sublicensee or the payment of any material licensing fees or royalties to any Third Party, licensee or sublicensee.
     Section 1.16 “Costs”
means any and all costs, expenses, fees (including attorneys’ fees and costs), charges, monies, license fees, upfront fees and royalties paid in connection with any proceeding, action, suit or claim and/or paid to any Third Party.
     Section 1.17 “CRBSI”
means catheter related blood stream infection.
     Section 1.18 “Development”
means work conducted under the Development Plan(s) and as set out in Section 2.3.
     Section 1.19 “Development Plan(s)”
means the detailed plan(s) related to the research and the development (including work to obtain Governmental Approvals, including Marketing Authorizations), and the budget therefor as amended from time to time pursuant to which the Parties shall conduct the Development under the terms of this Agreement. The initial Development Plan is attached hereto as Exhibit “A”.
     Section 1.20 “Development Subcontract”
has the meaning set out in Section 2.1.

     Section 1.21 “DMF”
means drug master file.
     Section 1.22 “Europe”
means the European Union as of the Effective Date, European Union Candidate Countries (namely, Bulgaria, Croatia, Romania and Turkey), and the following European Countries: Albania, Andorra, Belarus, Bosnia-Herzegovina, Former Yugoslav Republic of Macedonia, Iceland, Liechtenstein, Moldova, Monaco, Norway, Russia, San Marino, Serbia & Montenegro, Switzerland, Ukraine, and Vatican City.
     Section 1.23 “Exclusivity Fee”
means the $200,000 payment made by Strata to Micrologix under the Term Sheet which Micrologix acknowledges it received in two $100,000 payments, the first on June 3, 2004 and the second on July 6, 2004.
     Section 1.24 “Exclusivity Period”
has the meaning set out in Section 3.7(b).
     Section 1.25 “Extended Field”
has the meaning set out in Section 3.7(a).
     Section 1.26 “FDA”
means the United States Food and Drug Administration in the United States and any other comparable, applicable administrative agency in any other country in the Territory, or any successor entity thereto.
     Section 1.27 “Field”
means any or all of the following: (i) the topical administration to a burn site or a surgical wound site for the treatment or prevention in humans of burn-related or surgery-related infections; and (ii) the topical administration to a device or the site around the device for the treatment or prevention in humans of device-related infections, including LCSI and CRBSI. For the avoidance of doubt, the Field specifically excludes the treatment or prevention of dermatological diseases or disorders, including acne, psoriasis, rosacea and atopic dermatitis.
     Section 1.28 “First Commercial Sale”
means (a) with respect to a country in the Territory, the first sale for use, consumption or resale of the Product by Strata, its sublicensees or its Affiliates in such country (excluding any sales for clinical trials or other non-commercial purposes) and (b) with respect to the Territory, the First Commercial Sale in any country within the Territory. A sale to a sublicensee or an Affiliate shall not constitute a First Commercial Sale unless the sublicensee or Affiliate is the end user of the Product.

     Section 1.29 “First Phase III Study” means the Phase III Study for the Product completed prior to the Effective Date, namely #226-98-002.
     Section 1.30 “GAAP”
means United States generally accepted accounting principles, as consistently applied in the Territory.
     Section 1.31 “Good Clinical Practices” or “GCP”
means good clinical practices as defined in 21 CFR § 50 et seq., § 56 et seq., and § 312 et seq. in the United States or other comparable, applicable regulations in other countries in the Territory.
     Section 1.32 “Governmental Approval(s)”
means any and all permits, licenses and authorizations, including Marketing Authorizations required by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of the Product in the Field in the Territory; excluding however import permits.
     Section 1.33 “IMS Data”
means the data reported from IMS Health Incorporated of Plymouth Meeting, PA, or any successor to IMS Health Incorporated or any other independent reporting service used by Strata to provide information related to the marketing of the Product and other pharmaceutical products.
     Section 1.34 “Improvements”
means, subject to Section 3.6, any and all developments, derivative works, enhancements, modifications, inventions or discoveries relating to the Compound, the Product, for use in the Field and under the Control of Micrologix or developed, created or acquired by Micrologix at any time during the Term, whether patentable or not, and shall include, but not be limited to, developments, inventions or discoveries intended to enhance the safety or efficacy of the Product and all intellectual property rights related thereto.
     Section 1.35 “IND(s)”
means an investigational new drug application as defined in 21 C.F.R. Section 312 et seq for the FDA in the United States or equivalent application to the Competent Authorities of other countries in the Territory, to commence clinical testing of a drug in humans, as defined by the FDA in the United States, or other applicable Competent Authority, as the same may be amended, supplemented or replaced from time to time.
     Section 1.36 “Know-How”
means any and all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, any and all pre-clinical and clinical data, and information, whether or not patentable, which are not generally publicly known, including but not limited to any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format.
     Section 1.37 “knowledge” or “best of its knowledge”
means, with respect to each Party, the actual knowledge of the senior officers of such Party, without the duty of inquiry.
     Section 1.38 “Labelled” or “Labelling”
means any and all labels and other written, printed or graphic matter, including artwork, upon (a) the Product or any container utilized with the Product; (b) packaging; or (c) the package inserts.
     Section 1.39 “LCSI”
means local catheter site infection.
     Section 1.40 “Major European Market Country”
means France, Germany and United Kingdom.
     Section 1.41 “manufacture(d)” or “manufacturing”
means the storage, handling, assembly, production, processing, Labelling, testing, disposition, packaging and quality control of raw materials and components and the Product.
     Section 1.42 “Manufacturing Development Costs”
has the meaning set out in Section 5.3(f).
     Section 1.43 “Market Price”
of the Common Shares means the U.S. Dollar Equivalent of the weighted average of the trading prices of the Common Shares on The Toronto Stock Exchange, for the five consecutive Trading Days ending on the last Trading Day prior to the Effective Date.
     Section 1.44 “Marketing Authorization”
means all necessary and appropriate regulatory approvals, including NDAs and Pricing and Reimbursement Approvals, where applicable, to allow the Product to be marketed and sold in the Field in a particular country in the Territory.
     Section 1.45 “MBI 594AN”
means [***].

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     Section 1.46 “Micrologix Know-How”
means any and all Know-How related to the Compound or the Product, including research and development and clinical studies hereunder and other obligations of Micrologix hereunder, and which is under the Control of Micrologix as of the Effective Date and any and all Improvements thereto, which is not covered by the Micrologix Patent Rights, but is necessary or useful to the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of the Product in the Territory for use in the Field.
     Section 1.47 “Micrologix Patent Rights” or “Micrologix Patent”
means any and all Patent Rights that claim Micrologix’s proprietary technology for the Product or the Compound which is under the Control of Micrologix as of the Effective Date and any and all Patent Rights covering Improvements thereto, which are necessary or useful to the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of the Product in the Territory for use in the Field. The Micrologix Patent Rights as of the Effective Date are set forth on Exhibit “B”. Any Micrologix Patent Rights issued after the Effective Date shall be added to Exhibit “B”.
     Section 1.48 “Micrologix Technology”
means the Micrologix Patent Rights and the Micrologix Know-How.
     Section 1.49 “NDA”
means a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or regulations in any other country in the Territory.
     Section 1.50 “Negotiation Period”
has the meaning set out in Section 3.7(c).
     Section 1.51 “Net Sales”
means collectively, the gross amount invoiced by Strata, its sublicensees, or its Affiliates for sales of the Product to a Third Party (excluding sales among Strata and a sublicensee or Affiliate of Strata for resale, but including the subsequent final sales to Third Parties by such sublicensees or Affiliates), less the following as they pertain to the Product:

(a) any and all normal and customary trade and quantity discounts and customary allowances actually granted to purchasers of the Product for returns or credits, recalls (whether in the form of a credit or free replacement actually given in place of a returned or recalled Product), allowances to end users, which are reasonable and customary in accordance with generally accepted practices in the pharmaceutical industry (whether in the form of a credit or free Product), taxes (the legal incidence of which is on the purchaser and is shown separately on a Party’s invoices) and transportation, insurance and postage charges (if billed on a Party’s invoices as a separate item), and payments and rebates (including Medicaid rebates given pursuant to an agreement with U.S. Department of Health and Human Services and other rebates given pursuant to a government based rebate program, including local and state rebate programs), accrued, paid or deducted pursuant to agreements (including managed care agreements and group purchasing agreements) or Applicable Laws, chargebacks and reporting rebates paid to wholesalers and other distributors.
(b) Excise and value added taxes applicable to sales of the Product in finished package from which a Party has to pay or absorb on such sales.
The Product shall be considered “sold” when billed out or invoiced.
No deductions shall be made from Net Sales for items (a) and (b) above except to the extent of amounts for such items actually granted or paid with respect to the Product; provided that a Party may reconcile all such amounts within a given calendar quarter regardless of when such amounts were actually granted or paid.
No deductions shall be made from Net Sales for commissions paid to individuals whether they are with independent sales agencies or are regularly employed by a Party or its Affiliates or sublicensees and are on its or their payroll, or for the cost of collections.
Components of Net Sales shall be determined in the ordinary course of business using the accrual method of accounting in accordance with GAAP, provided that a Party may reconcile all such amounts within a given calendar quarter regardless of when such amounts were actually granted or paid.
In the event a Party transfers Product to a Third Party in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm’s length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by a Party in an arm’s length transaction with similar customers.
Notwithstanding anything herein to the contrary, the transfer of a Product to a Third Party without consideration to Strata in connection with the development or testing of a Product shall not be considered a sale of a Product under this Agreement.
     Section 1.52 “Notification Period”
has the meaning set out in Section 3.7(c).

     Section 1.53 “packaging”
means any and all containers, cartons, shipping cases, inserts, package inserts or other similar material used in packaging or accompanying the Product.
     Section 1.54 “Patent Rights”
means any and all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals, and foreign counterparts of the foregoing and all supplements and modifications thereto.
     Section 1.55 “Phase III Study”
means that portion of the clinical development program that provides for human clinical trials, performed after preliminary evidence suggesting dose and effectiveness of a Product has been obtained, which is intended to gather the additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Product and to provide adequate basis for labelling, performed in accordance with the U.S.A. Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder (including 21 CFR Part 312), as amended from time to time.
     Section 1.56 “Phase IV Study”
means, as applicable, a study or program, designed to: (a) obtain additional safety or efficacy data in support of the Product; or (b) determine effectiveness for additional labelled indications, in either case commenced after Governmental Approval of the Product in the subject country in the Territory.
     Section 1.57 “Post Marketing Commitments”
means any post-approval commitments required by the FDA in the United States or any other Competent Authority in any other country in the Territory.
     Section 1.58 “Pricing and Reimbursement Approvals”
means any pricing and reimbursement approvals which must be obtained before placing the Product on the market in the Field in any country in the Territory in which such approval is required.
     Section 1.59 “Prime Rate of Interest”
means the prime rate of interest published from time to time in The Wall Street Journal as the prime rate; provided, however that if The Wall Street Journal does not publish the Prime Rate of Interest, then the term “Prime Rate of Interest” shall mean the rate of interest publicly announced by Bank of America, N.A., as its prime rate, base rate, reference rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

     Section 1.60 “Product”
means any and all pharmaceutical formulations containing any and all concentrations, sizes of volume, configurations and combinations of the Compound.
     Section 1.61 “Promotional Material(s)”
has the meaning set out in Section 6.6(a).
     Section 1.62 “raw materials and components”
means any and all raw materials and components (such as bulk drug, chemicals, containers, closures, packaging, Labelling, etc.) needed to manufacture the Product.
     Section 1.63 “Regulations”
means regulations, statutes, rules, guidelines and procedures promulgated by the FDA or other Competent Authority pursuant to the Act or other Applicable Laws, including current Good Clinical Practices, current Good Manufacturing Practices, as well as those regulations currently contained in Title 21 of the CFR.
     Section 1.64 “Reimbursable Costs” means the fees and costs owed by Strata pursuant to Section 2.5. Reimbursable Costs do not include [***]. Marketing Authorizations will be paid for by Strata in accordance with Section 2.3(c).
     Section 1.65 “Representatives”
means, in respect of a Party, its Affiliates, licensees, sublicensees, and their respective employees, agents, consultants, Subcontractors, and other representatives.
     Section 1.66 “Royalty Term”
means the period of time commencing on the First Commercial Sale of the Product in a particular country in the Territory and ending on the expiration of the last to expire of the Micrologix Patent Rights containing Valid Claims covering such Product in such country in the Territory; provided, however, that with respect to a country in the Territory in which a Micrologix Patent has not been issued at the time of the First Commercial Sale in that country, the Royalty Term shall commence on the First Commercial Sale in such country and continue for the greater of (i) the period in which a Valid Claim covering such Product exists in the United States; or (ii) if a Micrologix Patent is subsequently issued in such country, for the period of time in which a Valid Claim covering such Product exists in such country. The Royalty Term shall apply on a country-by-country basis. Notwithstanding anything to the contrary provided in this Section 1.66, if no Valid Claim covering such Product exists in a given country in the Territory, then the Royalty Term in such country shall be for a period of ten (10) years from the date of the First Commercial Sale in that country.

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     Section 1.67 “Second Phase III Study”
means a Phase III Study to support a Marketing Authorization for a LCSI, and if reasonably prudent to pursue same, for CRBSI.
     Section 1.68 “Subcontractors”
means Third Parties engaged to perform obligations of the Parties as permitted by this Agreement.
     Section 1.69 “Territory”
means North America (including the United States, Canada and Mexico) and Europe, and as may be expanded or reduced pursuant to the terms of this Agreement.
     Section 1.70 “Third Party”
means any entity, other than Micrologix or Strata.
     Section 1.71 “Trading Day”
means any day on which the Toronto Stock Exchange is open for business.
     Section 1.72 “U.S.” or the “United States”
means the 50 states of the United States of America, its territories or possessions, and the District of Columbia and Puerto Rico.
     Section 1.73 “U.S. Dollar Equivalent”
means the equivalent amount of U.S. dollars calculated from Canadian currency using the Bank of Canada noon rate for such conversion as reported on the Bank of Canada’s website on the business day prior to the applicable date.
     Section 1.74 “U.S. PTO”
means the Unites States Patent and Trademark Office or any successor entity thereto.
     Section 1.75 “Valid Claim”
means a claim of an issued and unexpired Micrologix Patent that, with respect to a specific country in the Territory: (i) has not been revoked, declared unenforceable or unpatentable, or held invalid by a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (ii) has not been admitted to be rendered invalid or unenforceable through reissue, disclaimer or otherwise, and (iii) has not been finally cancelled, withdrawn, abandoned, allowed to lapse, or rejected by any governmental agency of competent jurisdiction.

ARTICLE 2
PRODUCT DEVELOPMENT
     Section 2.1 Objectives.
(a)	Pursuant to the Development Plan(s) and under the oversight of the JDMC, Strata, (along with the collaboration and assistance of Micrologix as described in any applicable development subcontract (“Development Subcontract”)), shall use Commercially Reasonable Efforts to obtain Marketing Authorizations for the Product in the Field in the Territory.

(b)	Strata shall use Commercially Reasonable Efforts:
(i)	to submit a protocol and request a special protocol assessment for the Second Phase III Study in the US, in sufficient time to obtain feedback from the FDA, on or before the end of the [***]; and

(ii)	within [***] after receiving satisfactory feedback from the FDA on such protocol, provided that Strata has secured an adequate supply of Product ready for use in human trials, enrol a patient in the Second Phase III Study;

(iii)	within [***] after filing an NDA in the US, provided that no Competent Authority in Europe requires an additional phase III clinical study in order to file a common technical document in Europe, file a common technical document in Europe.
(c)	After receiving satisfactory feedback from the FDA on the protocol referred to in Section 2.1(b)(ii), Strata shall use Commercially Reasonable Efforts to conduct a financing with proceeds to Strata sufficient to obtain, at a minimum, data from the LCSI endpoint from the Second Phase III Study.

(d)	In addition, in its absolute discretion, Strata may file an NDA and seek Marketing Authorization for CRBSI based on [***].

(e)	Strata shall use Commercially Reasonable Efforts to market and sell the Product as contemplated hereunder.
     Section 2.2 Collaboration Guidelines; Amendments to the Development Plan(s).
(a)	In all matters related to the Collaboration, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of the Product.

(b)	Any Development Plan may only be modified by the JDMC. The Development Plan(s) and any modifications thereto, as each may be approved by the JDMC in

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accordance with this Section 2.2(b), shall be incorporated into this Agreement as though fully set forth herein and without requiring formal or additional amendment to this Agreement.
     Section 2.3 Development.
(a)	Strata shall have responsibility for the Development under the oversight and based on the Development Plan, including a timeline, as approved by the JDMC. In addition to any other responsibilities as may be provided in the Development Plan(s), Strata shall:
(i)	use Commercially Reasonable Efforts to develop the Product in accordance with the Development Plan(s) and as otherwise in accordance with the terms and conditions of this Agreement;

(ii)	use Commercially Reasonable Efforts to secure the Marketing Authorizations, in accordance with the Development Plan(s) and/or otherwise in accordance with Article 6;

(iii)	promptly advise Micrologix of any issues of which Strata becomes aware that materially and adversely affect Strata’s ability to develop the Product or meet the timelines on the critical path set out in the Development Plan(s);

(iv)	use Commercially Reasonable Efforts to manufacture or have manufactured the Compound and the Product to supply the Product to carry out the Development Plan(s).
(b)	Strata may from time to time and where appropriate, engage Micrologix to perform regulatory, clinical and other development work pursuant to a Development Subcontract consistent with the provisions of this Article 2.

(c)	Strata shall pay one hundred percent (100%) of the Reimbursable Costs incurred by Micrologix, including those arising under Section 2.5. Micrologix shall invoice Strata for such Reimbursable Costs on a quarterly basis within forty-five (45) days after the end of each calendar quarter and such invoices shall be accompanied by the appropriate documentation, including a listing of expenditures, in reasonably specific detail. Strata shall pay such invoices within thirty (30) days after receipt of the invoice. Micrologix shall keep Books and Records as necessary to document the inclusion of the out-of-pocket and internal costs within the Reimbursable Costs including time sheets, invoices, etc. Pursuant to Section 11.4, Strata has the right to inspect such Books and Records upon request and during normal business hours, and Micrologix shall provide copies of such Books and Records to Strata.

(d)	Notwithstanding anything to the contrary contained in this Agreement, if the Second Phase III Study is commenced, Strata shall not terminate such study except on notice to Micrologix:

(i)	at any time within [***] after Strata’s receipt of any interim results or the executive summary following database lock of the LCSI endpoint;

(ii)	if Strata elects to continue such study by enrolling patients thereafter, at any time within [***] after Strata’s receipt of any subsequent interim results or the executive summary following database lock of the CRBSI endpoint;
unless Strata terminates this Agreement for Micrologix’s breach pursuant to Section 13.2.
     Section 2.4 Joint Development Management Committee.
(a)	Creation of JDMC; Scope. Within ten (10) days after the Effective Date, the Parties will form a Joint Development Management Committee (“JDMC”), which shall oversee, review and coordinate the Development under the Development Plan(s) and otherwise under the terms and conditions of this Agreement. The JDMC may delegate certain responsibilities to the Parties. The JDMC shall be responsible for (i) coordinating the Parties’ respective duties and efforts under this Article 2; (ii) overseeing the Development, including responsibility for all regulatory strategies involving Marketing Authorizations, meetings with the FDA and other Competent Authorities, review of draft submissions to the FDA and other Competent Authorities, as well as shelf-life and other manufacturing issues; (iii) making all decisions related to development, clinical trials and budgets in connection with the Development and the Development Plan(s); (iv) managing the Development conducted under the Development Plan(s); (v) coordinating the Parties’ respective obligations under Section 2.3(a) and Section 2.3(b); (vi) managing the manufacturing development for the Compound referred to in Section 5.3(a)(i)(C); (vii) monitoring the progress and results of such work, all based on the principles of prompt, diligent and commercially reasonable development of the Product consistent with generally accepted practices in the pharmaceutical industry; and (viii) performing any Post Marketing Commitments. Any changes to any Development Plan shall be approved in advance by the JDMC. Notwithstanding the foregoing and anything to the contrary in this Agreement, the JDMC shall have a consulting role only in regard to, and no right to vote upon, any matters relating to burns and surgical infections indications for the Product. The JDMC shall not have any responsibilities in connection with: (i) any Phase IV Study; (ii) any commercialization or marketing activities in connection with the Product; or (iii) subject to Section 2.4(a)(vi), any manufacturing of commercial supplies of the Compound or the Product. Subject to the obligations to make Commercially Reasonable Efforts set out in Section 2.1 and Section 2.3 of this Agreement: (i) any such commercialization, marketing and manufacturing activities shall be the sole right and responsibility of Strata; and (ii) any Phase IV Study(ies) shall be the sole right and responsibility, but not obligation, of Strata.

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(b)	Membership. The JDMC shall be comprised of three (3) voting representatives of each of Micrologix and Strata. Each Party may change its representatives on the JDMC at any time upon written notice to the other Party. Strata shall select one (1) member of the JDMC to act as the chairperson of the JDMC and Micrologix shall select one member of the JDMC to act as the secretary of the JDMC.

(c)	Meetings of the JDMC. The JDMC shall meet on a quarterly basis or at such other frequency and at such time (and place, as applicable) as agreed to by the members of the JDMC or upon the reasonable request of either Party. Such meetings may be conducted in person or via teleconference. The JDMC Secretary will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Any such agenda or minutes shall be approved by the other Party in advance of any issuance. A reasonable number of additional representatives of a Party may attend meetings of the JDMC in a non-voting observer capacity.

(d)	Decisions of the JDMC. A quorum of the JDMC shall be deemed to be present at any meeting of the JDMC if at least two (2) JDMC members or their designees of each Party are present at such meeting in person or by telephone. If a quorum exists at any meeting, a majority vote of the members of the JDMC present at such meeting is required to take any action on behalf of the JDMC. In the event that any vote within the JDMC results in a tie, Strata shall have the tie-breaking vote, which shall be exercised in good faith, and make the final determination. Such final determination shall be binding upon the Parties.

(e)	Limitation of Powers. The JDMC shall not have the right to amend or interpret this Agreement. Issues regarding the interpretation of this Agreement shall be referred to the respective Chief Executive Officers of each Party, or their designees (who must be members of a Party’s senior management), as provided in Section 14.1. The actions or decisions of the JDMC shall not substitute for either Party’s ability to exercise any right set forth herein or excuse the performance of any obligation set forth herein.

(f)	Liaisons. Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any day-to-day communications as may be required between the Parties relating to their respective activities under this Agreement. Each Party may change such liaison from time to time during the Term upon written notice thereof to the other Party.
     Section 2.5 Technology Transfer.
(a)	Micrologix shall, upon Strata’s request, transfer to or make available to Strata the then most-current version of all relevant Micrologix Know-How to enable Strata’s reasonably capable personnel to understand such Micrologix Know-How as reasonably necessary to undertake the manufacture, development and commercialization of the Compound and generally any Product in the Field under this Agreement. Such transfer shall include:

(i)	transfer of the results of the clinical trials conducted prior to and as of the Effective Date relating to the Product to Strata (including all regulatory information, clinical data, hard-copy CRFs and reports together with any patient samples (such as blood samples, microbiology samples, and tissue samples), if available, without regard to the condition of such samples);

(ii)	transfer of any communications with the FDA and the minutes of any meetings with the FDA relating to the Product to Strata;

(iii)	transfer of the data and results of any CMC related activities incident to Section 2.5(a)(i) and Section 2.5(a)(ii);

(iv)	coordination of communication between Strata and the clinical trial groups that conducted the clinical trials referred to in Section 2.5(a)(i) prior to and as of the Effective Date; and

(v)	providing Strata reasonable access to Micrologix personnel with relevant clinical and regulatory expertise to explain the information transferred pursuant to Section 2.5(a)(i), Section 2.5(a)(ii) and Section 2.5(a)(iii).
(b)	Micrologix shall update the Micrologix Know-How related to the Compound and Products previously transferred to Strata regularly at JDMC meetings.

(c)	Micrologix shall work cooperatively with and provide reasonable assistance to Strata upon Strata’s request, under the oversight of the JDMC, to prepare the first NDA filing in the United States pursuant to a Development Subcontract.

(d)	Strata shall pay for the maintenance by Micrologix of the certain Governmental Approvals in connection with the research and development of the Product pursuant to Section 6.7(b) and the services of Micrologix personnel provided pursuant to this Section 2.5, as follows:
(i)	For the first three months from the Effective Date, Strata shall pay to Micrologix Micrologix’s documented out-of-pocket costs of providing such services.

(ii)	Commencing after the expiry of three months from the Effective Date, Strata shall pay to Micrologix the hourly rate of [***] ($[***]) per hour, plus the documented out-of-pocket costs of providing such services.

(iii)	Strata is responsible for, and will pay all reasonable, documented, actual travel and associated accommodation expenses of Micrologix personnel who, at Strata’s request, travels to provide transition support under this Section.

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ARTICLE 3
LICENSE
     Section 3.1 License Terms.
Subject to the terms and conditions of this Agreement, Micrologix hereby grants to Strata an exclusive, royalty-bearing license under the Micrologix Technology to use, market, advertise, promote, distribute, offer for sale, sell, make, manufacture, have manufactured, export and import, and develop the Product in the Territory for use in the Field with the right to sublicense (as provided in Section 3.5), and/or assign (as provided Section 15.2) the foregoing.
     Section 3.2 Micrologix’s Reservation of Rights.
Except as otherwise licensed to Strata hereunder and subject to Section 11.1, Micrologix may exploit the Micrologix Technology for any purpose, including to use, develop, market, advertise, promote, distribute, offer for sale, make, manufacture, sell, export and import the Product:
(a)	outside the Territory; and

(b)	inside the Territory but outside the Field.
     Section 3.3 Third Party Licensees of Micrologix.
In the event that Micrologix or a licensee of Micrologix develops and/or markets a Product outside the Territory but inside the Field, Micrologix shall use Commercially Reasonable Efforts to work cooperatively with Strata to coordinate the development and marketing activities of Micrologix or such licensee of Micrologix with the development and marketing activities hereunder.
     Section 3.4 Work Product and Intellectual Property.
(a)	Strata acknowledges that it shall have no right, title or interest in or to the Micrologix Technology except as set forth in this Agreement. Nothing in this Agreement shall be construed to grant Strata any rights or license to any intellectual property of Micrologix other than as expressly set forth in this Agreement.

(b)	Except as set forth in Section 5.2 and the termination Sections of this Agreement
(i)	Micrologix acknowledges that it shall have no right, title or interest in or to any data, inventions, discoveries, improvements, derivative works, and/or any other work product, whether patentable or not, developed hereunder by Strata or on behalf of Strata by its Representatives (“Strata Work Product”).

(ii)	Nothing herein shall be construed to grant Micrologix any rights or license to the Strata Work Product or any other intellectual property of Strata (collectively, “Strata Intellectual Property”). Strata reserves all rights in and to any such Strata Work Product and the Strata Intellectual Property.

     Section 3.5 Sublicenses.
(a)	Strata shall have the right to sublicense rights granted in Section 3.1 to its Affiliates. Strata shall cause its Affiliates to comply with and be bound by those terms and conditions of Strata under this Agreement that by their terms are intended to obligate Strata or its Affiliates commercializing the Product as permitted hereunder, including Section 3.4, Section 3.5, Article 5, Article 6, Article 7, Article 8, Article 9, Article 10, Article 11 (excluding however Section 11.1), Article 12 and Section 14.5. Notwithstanding the foregoing, Strata shall remain primarily responsible for complying with such applicable terms and conditions. A breach by any such Affiliate of any such obligation shall constitute a breach by Strata of this Agreement and shall entitle Micrologix to exercise its rights hereunder, in addition to any other rights and remedies to which Micrologix may be entitled.

(b)	Strata shall also have the right to sublicense rights granted in Section 3.1 to Third Parties, subject to the following: Strata shall give Micrologix prompt notice of the execution of any sublicense. Within ten (10) calendar days after execution of a sublicensing agreement, Strata shall provide Micrologix with a copy thereof (provided that Strata shall be permitted to redact the financial terms and other confidential information in such agreement). Each sublicense shall contain covenants by the sublicensee for such sublicensee to observe and perform materially the same terms and conditions as those set out for Strata in this Agreement to the extent applicable. In the event Strata grants sublicenses to others to sell Product, such sublicenses shall include an obligation for the sublicensee to account for and report its Net Sales on the same basis as if such sales were Net Sales by Strata, and Micrologix shall receive royalties from Strata in the same amounts as if the Net Sales of the sublicensee were Net Sales of Strata. In the event that Strata becomes aware of a material breach of any such sublicense by the sublicensee, Strata shall promptly notify Micrologix of the particulars of same and use its Commercially Reasonable Efforts to enforce the terms of such sublicense. Upon the request of Micrologix, Strata shall act reasonably in considering any request of Micrologix for Strata to terminate such sublicense for cause, but Strata shall have the final and sole right and responsibility and decision making authority with respect to any such sublicense (provided that Strata acts reasonably in such regard).

(c)	The terms of this Section 3.5 shall apply to each subsequent sublicensee or sub-sublicensee, as if same were Strata’s original sublicensee.

(d)	Micrologix will, upon request by any sublicensee of Strata, provide such sublicensee with a letter whereby Micrologix agrees that if Micrologix gives notice of default to Strata pursuant to Section 13.2 or Section 13.4, then, prior to any termination of this Agreement, Micrologix will give such sublicensee written notice of such default or intention to terminate this Agreement, and in the event of any breach or default by Strata, which may be cured pursuant to Section 13.2 or Section 13.4, will for 60 days from the date of such notice to the sublicensee, give the sublicensee the opportunity to cure such default or breach on the terms provided in Section 13.2 or Section 13.4, mutatis mutandis. Further, such letter shall evidence Micrologix’s agreement that if this Agreement is terminated, and provided that the sublicense between Strata and the sublicensee is in good standing at such time, Micrologix will then grant to the sublicensee a license of the same rights conferred on the sublicensee by the sublicense agreement on substantially those same terms and conditions as are contained in this Agreement as would correspond to the sublicense rights granted in the sublicense agreement, on the financial terms set out in the relevant sublicense agreement.
     Section 3.6 Certain Improvements.
(a)	When Micrologix enters into any agreement or other arrangement with a Third Party or licensee or sublicensee that may result in the development, creation or acquisition by Micrologix of any developments, derivative works, enhancements, modifications, inventions or discoveries relating to the Compound or the Product for use in the Field (collectively, “Certain Improvements”), Micrologix will use Commercially Reasonable Efforts not to limit or otherwise restrict Micrologix’s ability to grant a license or sublicense to any such Certain Improvements as provided for herein without violating the terms of any such agreement or other arrangement.

(b)	If Micrologix develops, creates or acquires any developments, derivative works, enhancements, modifications, inventions or discoveries relating to the Compound or the Product for use in the Field, where the grant of a license or sublicense to same as provided for herein requires the payment of material licensing fees or royalties to any Third Party, licensee or sublicensee, then Micrologix shall in a timely fashion offer to Strata in writing a license or sublicense to the rights to such developments, derivative works, enhancements, modifications, inventions or discoveries. Within a reasonable period of time (but not to exceed [***] after receipt of Micrologix’s offer), Strata shall either accept the license or sublicense of same and pay to Micrologix the amount of such material licensing fees or royalties owed by Micrologix to such Third Party due to Strata’s activities under such license or sublicense, or advise Micrologix that Strata does not wish to obtain such rights.
     (c) In the event that:
(i)	Micrologix, using Commercially Reasonable Efforts, fails to obtain the ability to grant a license or sublicense as provided for in Section 3.6(a) without violating the terms of any such agreement or other arrangement, then the rights to any such Certain Improvements shall be excluded from the definition of Improvements under this Agreement; or

(ii)	Strata advises Micrologix that Strata does not wish to obtain the rights referred to in Section 3.6(b), or if Strata fails to notify Micrologix within a reasonable period of time (not to exceed [***] as noted above) that it

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accepts such license or sublicense, then such rights shall be excluded from the definition of Improvements under this Agreement; or

(iii)	Strata advises Micrologix that Strata does wish to obtain the rights referred to in Section 3.6(b) within a reasonable period of time (not to exceed [***] as noted above) and pays such licensing fees or royalties, then such rights shall be included in the definition of Improvements under this Agreement without further formality.
     Section 3.7 Exclusive Option to Extend Field.
(a)	Subject to the terms and conditions of this Section, Micrologix hereby grants to Strata the right of first negotiation to obtain an exclusive license under the Micrologix Technology to use, market, advertise, promote, distribute, offer for sale, sell, make, manufacture, have manufactured, export and import, and develop the Product to reduce or eliminate the nasal carriage of infectious organisms (the “Extended Field”) in the Territory.

(b)	From the Effective Date and for a period of [***] thereafter (the “Exclusivity Period”), Micrologix shall notify Strata in writing prior to any:
(i)	use, marketing, advertising, promotion, distribution, offer for sale, sale, making, manufacturing, having manufactured, exporting, importing or developing the Product or the Compound for the Extended Field in all or any part of the Territory for itself or through its Affiliates, or

(ii)	grant to any Third Party any rights to do any of the foregoing.
(c)	Strata shall have a period of [***] from its receipt of a notice described in Section 3.7(b) (the “Notification Period”) to notify Micrologix in writing if Strata is interested in obtaining such license for the Extended Field for such territory. If, by the end of the Notification Period, Micrologix receives written notice from Strata that it desires to obtain such a license, then Micrologix and Strata for a period of [***] or such longer period of time as mutually agreed to by the Parties in writing (the “Negotiation Period”) shall negotiate in good faith, on an exclusive basis, a definitive license agreement(s) for an exclusive license to the Extended Field upon such terms and conditions as are mutually agreeable to the Parties.

(d)	If the Parties fail to execute such definitive license agreement(s) as described in Section 3.7(c), by the end of the Negotiation Period or if Strata fails to give notice of its interest in obtaining a license to the Extended Field before the expiry of the Notification Period, then Strata’s right of first negotiation with respect to the Extended Field shall terminate; provided, however, that if Micrologix disposes of rights to the Micrologix Technology for the Extended Field to a Third Party prior

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to the end of the Exclusivity Period, then the financial terms of such transaction shall not be substantially less favorable to Micrologix in the aggregate than the best terms offered to Strata by Micrologix in writing during the Negotiation Period. If, prior to the end of the Exclusivity Period, Micrologix desires to offer a Third Party rights to the Extended Field on financial terms substantially less favorable to Micrologix in the aggregate than the best terms offered to Strata by Micrologix in writing during the Negotiation Period, then Micrologix shall first offer such terms to Strata, and if within [***] of such offer, Strata informs Micrologix that it is prepared to enter into an agreement with Micrologix in accordance with such terms, Micrologix shall conclude such agreement with Strata upon such terms. If no such statement is made by Strata within said [***], Micrologix shall be free to enter into an agreement in accordance with such terms with a Third Party.
ARTICLE 4
ADDITIONAL PAYMENTS
     Section 4.1 License Fee.
(a)	Upfront Payment to Micrologix. In partial consideration for the licenses granted under Section 3.1, Strata shall pay to Micrologix a one-time, non-refundable license fee equal to One and One Half Million Dollars ($1,500,000) one business day after the Effective Date by wire transfer of immediately available funds to an account designated in writing by Micrologix to Strata prior to the Effective Date (the “Upfront Fee”). Strata may deduct the Exclusivity Fee from the Upfront Fee.

(b)	Upfront Equity Investment in Micrologix. Strata shall purchase from Micrologix on the Effective Date such number of Common Shares as equals Five Hundred Thousand Dollars ($500,000), based on the Market Price plus a [***] ([***]) premium, and as issued pursuant to a separate stock purchase agreement.
     Section 4.2 Product Milestone Payments.
Strata shall pay to Micrologix, as licensing fees, the following non-refundable milestone payments as follows:
(a)	for milestones referred to in Section 4.3 and Section 4.4,
(i)	if Strata can make the payment respecting such milestone within 45 days of the date on which Strata receives a copy of the applicable letter or notice from the FDA in the U.S. or from a foreign equivalent in the Territory, Strata shall pay to Micrologix such milestone within [***] of achieving such milestone;

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(ii)	if Strata cannot make the payment respecting such milestone within [***] of the date on which Strata receives a copy of the applicable letter or notice from the FDA in the U.S. or from a foreign equivalent in the Territory, Strata shall:
(A)	within [***] of achieving such milestone, notify Micrologix in writing that it cannot make the payment respecting such milestone; and

(B)	provided that Micrologix receives such notice within the period for the receipt of same, Strata shall pay to Micrologix such milestone within [***] of achieving such milestone, [***].
(b)	for milestones referred to in Section 4.5, [***] after Strata receives a copy of the applicable letter or notice from the FDA in the U.S. or from a foreign equivalent in the Territory.
     Section 4.3 Milestones for a Second Phase III.
For NDA Filings and Marketing Authorizations for either LCSI or CRBSI based upon a second Phase III trial, the following milestones shall apply:
[***]
     Section 4.4 Milestones for the First Phase III.
For an NDA Filing and Marketing Authorization for CRBSI based upon the First Phase III Study, the following milestones shall apply; provided however that notwithstanding anything in this Agreement to the contrary, the milestone for receipt of [***] in the United States in this Section 4.4 shall only be payable when the milestone for [***] in the United States in this Section 4.4 becomes payable:
[***]
The CRBSI milestones set forth in Section 4.3 and Section 4.4 regarding the CRBSI indication in the United States are alternative milestones and as such only one milestone shall be due and payable for [***] and [***], as applicable, under Section 4.3 and Section 4.4, but not both.
     Section 4.5 Burns or Surgical Infections milestones.
For Marketing Authorizations for burns or surgical infection indications, the following milestones shall apply:
[***]

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     Section 4.6 Commercial Milestone Payments.
Strata shall pay to Micrologix, as additional licensing fees, the following one-time, non-refundable milestone payments within [***] following the end of the calendar quarter in which the relevant commercial milestone is achieved.
[***]
     Section 4.7 Royalties.
(a)	Royalty Payment. During the Royalty Term, Strata shall owe and pay to Micrologix the following royalties on Net Sales:
(i)	[***]% of Net Sales, on aggregate Net Sales in each calendar year which does not exceed [***] ($[***]);

(ii)	[***]% of Net Sales, on aggregate Net Sales in each calendar year which is greater than [***] ($[***]) but does not exceed [***] ($[***]); and

(iii)	[***]% of Net Sales, on aggregate Net Sales in each calendar year which is greater than [***]($[***]).
(b)	Reductions in Royalty Rates. Strata’s royalty obligation under Section 4.7(a) shall be [***] in the manner herein described:
(i)	In the event (and for the period that) a non-proprietary version or versions of the Product enters the market in a country in the Territory in any calendar quarter during the Term, [***]. For the purposes of this Section, “non-proprietary” means a product containing the amino acid sequence [***] for use in the Field which does not infringe a Valid Claim. The [***] shall be effective beginning on the first calendar quarter of the launch of such generic product. The royalty rate shall be adjusted quarterly and shall be reconciled quarterly at such time as the applicable IMS Data has been made available to Strata.

(ii)	Any such [***] in Section 4.7(b)(i) shall be credited against the next payment(s) owed Micrologix. [***].
(c)	Certain Recoveries. If Micrologix owes Strata Micrologix’s share of the Costs pursuant to Section 7.3, Section 7.4 or Section 10.4, Strata shall recover such amounts [***]. The Parties acknowledge and agree that the maximum amount of any such [***] in accordance with Section 7.3, Section 7.4 and Section 10.4 from any royalty payments due Micrologix hereunder in a given quarter shall not exceed [***] of the royalty payment owed in such quarter (the [***]). Any

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amounts in excess of [***] for any quarter(s) shall be [***] against subsequent quarterly royalty payments owed to Micrologix, subject to the [***] limitation for any such subsequent quarter, [***].

(d)	After Royalty Term. After the expiration of the Royalty Term in any relevant country, Strata shall have no further obligation to pay royalties to Micrologix in such country.

(e)	Payment of Royalties and Reports. Within [***] of the end of each calendar quarter following the First Commercial Sale, Strata shall provide Micrologix with a written report, in a form to be agreed between the parties, acting reasonably, accompanied by full payment of all royalties accrued and owing to Micrologix during such quarter, of: (i) Net Sales during such quarter and cumulative Net Sales for the current calendar year; (ii) deductions from Net Sales; (iii) withholding taxes, if any, required by Applicable Laws to be deducted with respect to such sales; (iv) the dates of the First Commercial Sale of the Product in any country in the Territory during the reporting period; (v) the exchange rates, if any used to determine the amount of United States dollars; and (vi) the calculation of the royalties owed (collectively, the “Royalty Statement”). The Royalty Statement shall be in reasonably specific detail, on a country-by-country basis, and segmented according to sales by Strata, each Affiliate and each sublicensee.

(f)	Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each month in each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of such month within the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated in writing by the receiving Party.

(g)	Late Payments. In the event that any payments due hereunder are not made when due, each such payment shall accrue interest from the date due until paid at the Prime Rate of Interest. The payment of such interest shall not limit or otherwise be deemed to be in satisfaction of a Party exercising any other rights it may have under this Agreement arising from the other Party’s failure to make such payment when due.

(h)	Taxes. All taxes levied on account of the payments accruing to either Party (the “Receiving Party”) under this Agreement shall be paid by the Receiving Party for its own account, including taxes levied thereon as income to the Receiving Party. If provision is made under Applicable Laws for withholding, such tax shall be deducted from the payment made by the other Party paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to the Receiving Party, provided that it is understood that if this Agreement is assigned by Strata, Micrologix should be no worse off than if this Agreement was made and remained with a United States company and the payments to Micrologix were made from the United States to Canada. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings

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under any double taxation or similar agreement or treaty from time to time in force.

(i)	Prohibited Payments. Notwithstanding any other provision of this Agreement, if either Party is prevented from paying any payments by virtue of the Applicable Laws of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to the Receiving Party’s account in a bank acceptable to the Receiving Party in the country whose currency is involved.

(j)	Non-Monetary Consideration. In the event Strata, its sublicensee(s) or its Affiliate(s) receive any non-monetary consideration in connection with the sale of the Product, the Net Sales of such Product shall be calculated based on the fair market value of such other consideration. Strata shall disclose the terms of such arrangement to Micrologix and the Parties shall endeavour in good faith to agree on such fair market value as promptly as possible.

(k)	Manufacturing Development Costs. Strata shall recover Manufacturing Development Costs owed by Micrologix pursuant to Section 5.3(f) [***].
ARTICLE 5
COMMERCIALIZATION OF THE PRODUCT
     Section 5.1 Marketing Efforts.
(a)	Subject to Section 2.4(a) and Section 5.3(f), Strata shall: (i) have the exclusive right, at its cost, to make, manufacture, market, advertise, promote, sell, distribute, and commercialize the Product in the Field in the Territory; (ii) be solely responsible using Commercially Reasonable Efforts, for the making, manufacture, marketing, advertising promotion, sale, distribution and commercialization of the Product in the Field in the Territory; and (iii) have the sole responsibility and decision making authority using Commercially Reasonable Efforts with regard to any and all aspects of the making, manufacturing, marketing, advertising, promotion, sale, distribution and commercialization of the Product in the Field in the Territory, including all Labelling, marketing plans, marketing strategy, pricing decisions, and the nature and type of advertising and marketing materials, including all Promotional Materials.

(b)	Subject to the terms of this Agreement, Strata agrees to: (i) use Commercially Reasonable Efforts to market, advertise, promote, sell, distribute, and commercialize the Product in the Field in the Territory; and (ii) commence commercial sales of the Product in each country in the Territory within six (6) months after receiving a copy of each of the relevant Marketing Authorization.

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(c)	Strata shall promptly advise Micrologix of any issues of which Strata becomes aware that materially and adversely affect Strata’s ability to market or sell the Product in the Territory. In such event, senior executives of Strata and Micrologix shall meet and in good faith discuss what actions should be taken in light of such issues. If the Parties cannot resolve any such issue, either Party may invoke the dispute resolution procedure in Article 14.

(d)	Strata shall provide Micrologix prompt notice of the following events during the Term: (i) the First Commercial Sale of Product in each country in the Territory, if and when such occurrence takes place; and (ii) when any milestone referred to in Section 4.3, Section 4.4, Section 4.5, or Section 4.6 has occurred.
     Section 5.2 Marketing Update.
(a)	Following receipt of an Approval Letter from the FDA for the Product or an equivalent letter from a Competent Authority, Strata shall provide Micrologix on an annual basis during the Term, through the JDMC or otherwise, with reports in reasonable detail describing Strata’s material marketing efforts with respect to the Product in the Territory during the preceding year and forecasts and plans for such efforts for the following year.

(b)	Strata agrees to consider Micrologix’s input and comments that Micrologix may provide related to any such report for any applicable period; provided, however, Strata shall have the right to either accept or reject such input and/or comments in whole or in part in Strata’s sole discretion for any reason whatsoever, and Strata shall have the final and sole right and responsibility and decision-making authority for all matters related to any such report(s).
     Section 5.3 Manufacturing.
(a)	Unless Strata is prevented, restricted, interfered with or delayed in making such sales by reason of: (i) Force Majeure; or (ii) otherwise due to any breach of this Agreement by Micrologix; Strata shall use Commercially Reasonable Efforts to:
(i)	identify, select, qualify, and enter into definitive agreement(s) with Third Party(ies) to:
(A)	manufacture commercial supplies of the Product for use in the Field in the Territory; and

(B)	supply raw materials and components for such commercial supply, including the Compound; and

(C)	conduct manufacturing and process development activities, including manufacturing scale up and start up process development, and analytical and quality assurance and control method development, and activities related to the foregoing, for the Compound; and

(D)	conduct manufacturing and process development activities, including manufacturing scale up and start up process development, and analytical and quality assurance and control method development, and activities related to the foregoing, for the Product (excluding the Compound) for use in the Field in the Territory; and
(ii)	manufacture or have manufactured adequate supplies of the Product for use in the Field in the Territory.
(b)	Strata shall use its Commercially Reasonable Efforts to resolve any shelf-life, regulatory and other manufacturing issues respecting the Product.

(c)	Strata agrees that: (i) Micrologix and its Representatives shall be entitled to contract directly with any Third Party with whom Strata has entered into such definitive agreement(s) under Section 5.3(a) and (ii) such definitive agreement(s) shall not contain any contractual provision that would prohibit Micrologix and its Representatives from contracting directly or otherwise having access to any such Third Party(ies) as part of either manufacturing any product for use outside the Territory or any product for use inside the Territory, but outside the Field. Strata further agrees that, if there is any Strata Intellectual Property developed by Strata or such Third Party(ies) in the course of the activities described in Section 5.3(a), Micrologix shall have a non-exclusive, royalty free license to use such Strata Intellectual Property as part of either manufacturing any product for use outside the Territory or any product for use inside the Territory, but outside the Field. Strata will use Commercially Reasonable Efforts not to limit or restrict Strata’s ability to grant Micrologix such license as provided for herein without violating the terms of any agreement or other arrangement with any such Third Party. The Parties acknowledge that if Strata is required to pay material license fees or royalties to any such Third Party(ies) in order to grant Micrologix such license to use the Strata Intellectual Property, then Strata shall in a timely fashion offer to Micrologix in writing a license or sublicense to such Strata Intellectual Property. Within a reasonable period of time (but not to exceed [***] after receipt of Strata’s offer), Micrologix shall either accept the license or sublicense of same and pay to Strata the amount of such material licensing fees or royalties, or advise Strata that Micrologix does not wish to obtain such rights.

(d)	In the event that:
(i)	Strata, using Commercially Reasonable Efforts, fails to obtain the ability to grant a license or sublicense as provided for in Section 5.3(c) without violating the terms of any such agreement or other arrangement, then Strata shall have no obligation to grant such license to Micrologix under Section 5.3(c); or

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(ii)	Micrologix advises Strata that Micrologix does not wish to obtain the rights referred to in Section 5.3(c), or if Micrologix fails to notify Strata within a reasonable period of time (not to exceed [***] as noted above) that it accepts such license or sublicense, then Strata shall have no obligation to grant such license or sublicense to Micrologix under Section 5.3(c); or

(iii)	Micrologix advises Strata that Micrologix does wish to obtain the rights referred to in Section 5.3(c) within a reasonable period of time (not to exceed [***] as noted above) and pays such licensing fees or royalties then Strata shall be deemed to have granted such license or sublicense to Micrologix under Section 5.3(c) without further formality.
(e)	If Strata manufactures the Product itself, rather than through Third Part(ies), Strata will provide reasonable technical assistance, at Micrologix’s cost and expense to provide Micrologix and its Representatives the technology and Know How necessary to permit Micrologix or its Representatives to manufacture or have manufactured any product for use outside the Territory or any product for use inside the Territory, but outside the Field.

(f)	Strata and Micrologix shall share in the manufacturing development costs for the Compound. Strata shall recover such costs from Micrologix as set forth in Section 4.7(k) for [***] of Strata’s documented out-of-pocket costs of conducting the activities set out in Section 5.3(a)(i)(C) up to a maximum of [***] (the “Manufacturing Development Costs”).

(g)	Transfer of Micrologix Compound and Product Inventory.
(i)	Subject to Section 5.3(g)(vi), at the request of Strata, such request to be made within six (6) months after the Effective Date, Micrologix shall make available to Strata at Micrologix’s documented out-of-pocket cost, all or any part of Micrologix’s inventory of “MBI 226 – GMP Inventory” as set out in Exhibit “C” conforming to the specifications mutually agreed upon by the Parties to the extent such inventory has not been used or dedicated for use by Micrologix for other purposes.

(ii)	Subject to Section 5.3(g)(vi), at the request of Strata, such request to be made within six (6) months after the Effective Date, Micrologix shall make available to Strata at [***] of Micrologix’s documented out-of-pocket cost, all or any part of Micrologix’s inventory of “MBI 266 Reference Standard” as set out in Exhibit “C” to the extent such inventory has not been used or dedicated for use by Micrologix for other purposes.

(iii)	At the request(s) of Strata, such request(s) to be made within twelve (12) months after the Effective Date, Micrologix shall make available to Strata

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at [***] of Micrologix’s documented out-of-pocket cost, all or any part of Micrologix’s inventory of “MBI 226 non-GMP Inventory”, all for use as contemplated hereunder, as set out in Exhibit “C”.

(iv)	As soon as practical, and in any event before the expiry of three (3) months from after the Effective Date, Micrologix shall transfer to Strata at [***], all of Micrologix’s inventory of “MBI 266 1.0% Gel Inventory”, on an “as is” basis, all for use as contemplated hereunder, as set out in Exhibit “C”.

(v)	Pursuant to Micrologix making Compound available to Strata in Section 5.3(g)(i), Micrologix shall cause its Representative to release or re-release such Compound to Strata with all release documentation including all certificates of analyses confirming the identity, strength, quality and purity of the lots of Compound, certificates of compliance confirming that the same lots of Compound were manufactured, tested, stored and supplied in compliance with cGMPs and all Applicable Laws, each such certificate signed by an authorized signatory of Micrologix’s Representative, any deviation or discrepancy reports pertaining to Compound relating to deviations that may require reporting to the FDA, and all such other documentation and information as is reasonably required by Strata.

(vi)	With respect to the inventories that are made available by Micrologix pursuant to Section 5.3(g)(i) and Section 5.3(g)(ii), until the expiry of three (3) months from the Effective Date, Micrologix will not use or dedicate for use any of such inventory. Thereafter, until the expiry of six (6) months from the Effective Date, Micrologix will not use or dedicate for use any of such inventory without first giving Strata ten (10) days prior written notice of same. If Strata gives notice in writing within such period of its intention to purchase such inventory, Micrologix shall sell such inventory to Strata and same shall not be used or dedicated for use by Micrologix. If Strata gives notice in writing within such period that it does not intend to purchase such inventory, or if Strata fails to give notice within such period, Micrologix may use or dedicate such inventory, and same shall not be sold to Strata.
(h)	Co-negotiation for Commercial Supply of the Compound. In the event that both Parties require commercial supplies of the Compound and it is in the best interests of each Party to obtain a single source of supply for both Parties, the Parties acknowledge that they intend to approach jointly and co-negotiate with Third Party suppliers for the manufacture of commercial supplies of the Compound. Any such co-negotiation shall be under the oversight of the JDMC. The Parties acknowledge and agree that any benefits from any economies of scale recognized from such co-negotiation for commercial supplies of the Compound shall be shared by the Parties. Nothing in this Section will oblige either Party to enter into any agreement with any Third Party, or restrict either Party’s ability to enter into any agreement with a Third Party without the other Party.

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     Section 5.4 Patent Marking.
Each Party shall use Commercially Reasonable Efforts to ensure that where permissible under Applicable Law(s) and provided there is adequate space available on any such packaging, such Party shall identify by number any applicable Micrologix Patent Rights and applicable patent rights within the Strata Intellectual Property with any reasonable patent marking notification(s).
ARTICLE 6
REGULATORY COMPLIANCE
     Section 6.1 Ownership and Maintenance of Governmental Approvals.
(a)	Strata will own all Marketing Authorizations for each country in the Territory for use in the Field. Without limiting the generality of the foregoing, Strata shall prepare and submit in its own name and at its expense the NDA with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory. Without acting as a limitation to any other provision under this Agreement, Strata shall maintain a current and valid DMF on the Compound and the Product, whether as an independent document or as part of the NDA, which it shall keep up to date at all times during the Term and shall cause any Subcontractor to similarly maintain the same or grant the Subcontractor reference rights to Strata’s DMF for the Product.

(b)	Other than those required to be maintained by Micrologix under Section 6.7(b), Strata shall secure and maintain in good standing, at its sole cost and expense, any and all Governmental Approvals (including, Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for Strata to perform its obligations under this Agreement and use Commercially Reasonable Efforts at its cost and expense to secure and maintain any variations and renewals thereof.

(c)	Excluding Marketing Authorizations and subject to Section 6.7(b), Micrologix shall secure and maintain, at its sole cost and expense, any and all Governmental Approvals (including, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for Micrologix to perform its obligations under this Agreement and any Development Subcontract and use Commercially Reasonable Efforts, at its cost and expense to secure and maintain any variations or renewals thereof.
     Section 6.2 Rights of Reference.
(a)	For the Products in the Field in the Territory, Micrologix shall grant and hereby grants to Strata and its Representatives (subject to the terms of Section 3.5), a free-of-charge right to reference and use and have full access to all Governmental Approvals and all other regulatory documents owned or Controlled by Micrologix to the extent relating to the Compound, the Product, and MBI 594AN, including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing.

(b)	For use outside the Territory, or for any Product for use inside the Territory but outside the Field, Strata shall grant and hereby grants to Micrologix and its Representatives a free-of-charge right to reference and use and have full access to all Governmental Approvals and all regulatory documents owned or Controlled by Strata to the extent relating to the Compound or the Product, including any NDA and DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing.

(c)	For the Products in the Field in the Territory, Micrologix shall make Commercially Reasonable Efforts to grant or have granted to Strata (subject to the terms of Section 3.5), a free-of-charge right of reference and use and have full access to all Governmental Approvals and all other regulatory documents owned or Controlled by Fujisawa Healthcare, Inc. or by any Third Party licensee of Micrologix to the extent related to the Compound, the Product, and MBI 594AN, including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing.

(d)	For use outside the Territory, or for any Product for use inside the Territory but outside the Field, Strata shall make Commercially Reasonable Efforts to grant or have granted to Micrologix and its Representatives a free-of-charge right of reference and use and have full access to all Governmental Approvals and all other regulatory documents owned or Controlled by any Third Party licensee of Strata to the extent related to the Compound or the Product, including any IND, any NDA and any DMF (whether as an independent document or as part of any NDA, and all chemistry, manufacturing and controls information), and any supplements, amendments or updates to the foregoing. Such rights of reference, use and access shall survive termination of this Agreement.

(e)	For avoidance of doubt, no transfer by a Party of Control in respect of any Governmental Approvals or other regulatory documents referred to in this Section shall limit the rights of the other Party to the most current version of same up to the time of such transfer.
     Section 6.3 Adverse Drug Event Reporting and Post Marketing Surveillance.
(a)	Each Party, on behalf of itself, its Affiliates and any permitted sublicensees, shall advise the other Party, by telephone or facsimile, promptly but in no event later than seventy-two (72) hours or such shorter time period as may be required by a Competent Authority after a Party, its Affiliates and/or sublicensees becomes aware of any serious adverse drug event (as defined in 21 CFR Section 312.32(a) or its equivalent under Applicable Law(s) as the same may be amended, supplemented or replaced from time to time) (a “SADE”) involving the Product or the Compound. Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any SADE, stating the full facts known to such Party, including customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. After receipt by the Parties of an Approval Letter in any country, Strata shall have full responsibility in such country for: (i) monitoring such SADEs; (ii) data collection activities that occur between Strata and the patient or medical professional, as appropriate, including any follow-up inquiries which Strata deems necessary or appropriate; and (iii) meeting the requirements of the Competent Authorities, including the submission of SADE individual reports and periodic reports as necessary. As the holder of the Marketing Authorizations, any reporting (and follow-up thereto) to the Competent Authorities relating to the Compound and the Product in the Field in the Territory shall remain the responsibility of Strata.

(b)	In the event either Party requires information regarding SADEs with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report SADEs to the Competent Authorities, each Party agrees to provide such information to the other in sufficient time to enable each Party to report such SADEs to the Competent Authorities in accordance with Applicable Laws.

(c)	If the report of an SADE causes a Competent Authority to request a Labelling revision and/or any other corrective action, or if Strata believes it is necessary to have a Labelling revision or conduct a post marketing surveillance program as a result of an SADE, then Strata shall determine all of the material terms and conditions of such Labelling revision, corrective action or post marketing surveillance program in consultation with the applicable Competent Authority. Upon Strata’s request, Micrologix will cooperate with Strata with respect to any of the foregoing. The costs of such Labelling revision, corrective action or post marketing surveillance program shall be borne one hundred percent (100%) by Strata. Notwithstanding the foregoing, however, the Parties agree that if any such Labelling revision or corrective action or post marketing surveillance program is due to the negligence or willful misconduct in the conduct by Micrologix and/or its Representatives of the pre-clinical and clinical research and development activities in connection with the Product prior to and after the Effective Date, then, in such event, the costs of any such Labelling revision, corrective action, or post marketing surveillance program, as the case may be, shall be borne one hundred percent (100%) by Micrologix. Subject to Section 5.3 and Section 6.2, the Parties agree that Strata shall own the results and underlying data from any Phase IV Study.

(d)	Within thirty (30) days of the filing of each report with the FDA on drug related adverse events associated with the Compound as may be required under Applicable Laws, each Party will provide to the other Party particulars of such adverse events.

     Section 6.4 Post Marketing Commitments. If the FDA or other Competent Authority requires a Post Marketing Commitment for the Product, then Strata shall use Commercially Reasonable Efforts to implement such Post Marketing Commitment at Strata’s expense.
     Section 6.5 Assistance.
Each Party shall provide reasonable assistance to the other at the other’s request, in connection with their obligations pursuant to this Article 6, the requesting Party shall reimburse all of the other Party’s reasonable documented out-of-pocket costs of such assistance, subject to the allocation of costs determined pursuant to this Article 6.
     Section 6.6 Compliance.
Subject to the other terms and conditions of this Agreement, the Parties agree to the following general compliance provisions:
(a)	Strata shall be responsible for compliance in all material respects with Applicable Laws and the Governmental Approvals relating to its activities under the Development, the making, manufacturing, marketing, advertising, promoting, selling, distributing, and commercializing the Product, including the maintenance of the Marketing Authorizations and other requirements of a Competent Authority applicable thereto, obtaining and holding all necessary permits and any other requirements relating to its activities under the Development, the making, manufacture, import, export, storage, sale and distribution of the Product. Any and all Labelling, packaging and artwork and any and all proposed change to any such Labelling, packaging and/or artwork shall be determined by Strata, which shall have the sole right and decision-making authority with respect thereto. Strata shall have the sole right and decision making authority with respect to any and all advertising, sales and marketing materials (collectively the “Promotional Material(s)”) and shall be responsible for all interactions with the Competent Authorities in connection with such Promotional Materials. Strata shall submit any required changes to the Labelling, packaging and/or artwork to the Competent Authorities in a timely fashion at Strata’s expense.

(b)	Micrologix shall be responsible for compliance in all material respects with Applicable Laws and Governmental Approvals relating to Development to be conducted by Micrologix pursuant to any Development Subcontract. Strata shall be responsible for compliance in all material respects with Applicable Laws and Governmental Approvals relating to the Development to be conducted by Strata. Each Party shall cause their respective Subcontractors to comply with this Section 6.6(b).

(c)	As provided in this Agreement with regard to each Party’s obligations hereunder, Strata and Micrologix (as the case may be) shall each comply in all material respects with all Applicable Laws within the Territory, including the provision of information by Strata and Micrologix to each other necessary for Micrologix and Strata, as the case may be, to comply with any applicable reporting requirements and Governmental Approvals required; and maintaining any and all licenses, permits and consents necessary and/or required for complying with such Party’s obligations under this Agreement. During the Term, each Party agrees to execute and deliver to the other Party any certifications that may be required by Applicable Laws, including any debarment certification.

(d)	Each Party shall promptly notify the other Party of any written or oral notices received from, or inspections by, the FDA, or other Competent Authority, which materially impact the Product, the Development and/or the Marketing Authorizations, and shall promptly inform the other Party of any responses to such written notices or inspections and the resolution of any issue raised by the FDA or other Competent Authority.
     Section 6.7 General Regulatory Matters.
(a)	Subject to Micrologix’s obligations under Section 6.7(b) and Applicable Laws during the period in which it is the IND holder, Strata shall have all regulatory responsibility with respect to and relative to the Product and has the sole right and decision making authority with respect to all such regulatory matters, including without limitation reaching agreement on all regulatory matters with the FDA and/or any other Competent Authority.

(b)	The Parties acknowledge that Micrologix, as of the Effective Date, owns and holds certain Governmental Approvals in connection with the research and development of the Product, including without limitation the IND listed in Exhibit “D”. Micrologix shall be responsible for the filing and maintenance in good standing of all such Governmental Approvals, with costs and expenses associated therewith to be included in Reimbursable Costs. During the time that Micrologix is the holder of the IND, Micrologix shall comply with all Applicable Laws applicable to the holder of the IND, including, without limitation, process, track and report all IND Safety Reports (as defined by the FDA). Upon Strata’s request, such request to be made as soon as reasonably possible, Micrologix shall transfer to Strata, without any additional consideration, those Governmental Approvals (including without limitation the IND) requested by Strata.

(c)	During the time that Micrologix is the holder of such Governmental Approvals, Strata shall be entitled to attend any and all meetings and participate in telephone calls with the Competent Authorities, including without limitation any meeting preparation, meeting co-ordination, preparation of minutes and pre-NDA meeting with the FDA. During such time as Micrologix is the holder of such Governmental Approvals, subject to Micrologix’s obligations under Section 6.7(b) and Applicable Laws during the period of time in which it is the IND holder:
(i)	Strata has the sole right and decision making authority for all regulatory matters with respect to or relative to the Product.

(ii)	While it is still the holder of the IND in the United States, Micrologix shall give Strata no less than three (3) business days notice following the scheduling of any such meeting and/or telephone call with the FDA and/or other Competent Authority (or such shorter period of time, if the meeting and/or telephone call is scheduled within such three (3) business days and in such event such notice shall be in sufficient time so that Strata shall be able to attend and/or participate in such meeting and/or telephone call).

(iii)	Micrologix shall provide Strata copies of any materials relating to any regulatory matter prior to their presentation to the FDA or other Competent Authority during the Development, so that Strata shall have an opportunity to review and comment thereon.

(iv)	The JDMC shall approve all such materials prior to presentation.
ARTICLE 7
PATENTS
     Section 7.1 Maintenance of Patents or Marks.
(a)	Micrologix shall, at Micrologix’s expense and on a timely basis in each country in the Territory: (i) use Commercially Reasonable Efforts to obtain Micrologix Patent Rights in all countries in the Territory; (ii) pay all fees and file all documentation and other materials required by any Competent Authority in each applicable country to maintain and/or renew Micrologix Patent Rights; and (iii) shall use Commercially Reasonable Efforts to otherwise maintain the Micrologix Patent Rights in all countries in which Strata has the right and elects to exercise any or all of its rights hereunder related to the Product; provided however, that upon written request by Micrologix, Strata shall, at no cost or expense to Strata, provide such reasonable assistance as may be necessary to enable Micrologix to comply with the administrative formalities necessary to register or maintain any Micrologix Patent Rights.

(b)	In the event Micrologix intends to abandon the prosecution or maintenance of all or any part of Micrologix Patent Rights claiming the Product or the Compound (which it shall only be permitted to do in the event it has a bona fide belief that obtaining or maintaining rights are not possible using Commercially Reasonable Efforts), Micrologix shall notify Strata no less than [***] (or such shorter period of time if there is a shorter period of time required by a Competent Authority) prior to the date it intends to abandon the prosecution or maintenance, as applicable, of any such Micrologix Patent Rights.

(c)	In the event Micrologix notifies Strata within the period provided in Section 7.1(b), Strata has the right but not the obligation to assume such prosecution and/or maintenance and shall notify Micrologix if, and when, Strata wishes to assume the responsibility for prosecuting and maintaining such Micrologix Patent Rights, as applicable, whereupon Micrologix shall permit Strata, at Strata’s expense, to take over such prosecution and/or maintenance, as applicable, and Micrologix shall cooperate in any such transfer of responsibilities and rights as

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necessary or prudent for the benefit of Strata to prosecute and/or maintain the foregoing rights. Thereafter, Strata shall have the right but not the obligation to prosecute or maintain any such Micrologix Patent Right, as the case may be, at its expense; provided that Strata keep Micrologix reasonably informed of the progress of any such prosecution. Micrologix shall have the right to review all such pending applications and other proceedings and make recommendations to Strata concerning them and their conduct, but the final decision with respect thereto shall rest with Strata, provided that Strata acts reasonably.

(d)	Each Party shall make available to the other Party or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable the other Party to file, prosecute and maintain its patent applications covering the Product for a reasonable period of time sufficient for the other Party to obtain the assistance it needs from such personnel. Micrologix shall provide Strata with copies of all material correspondence, documentation and/or submissions provided to, and received from, U.S. PTO and comparable Competent Authorities that may materially affect Strata’s rights under this Agreement.
Section 7.2 Cooperation and Procedures Relative to Actions Brought Under Section 7.3 and Section 7.4.
(a)	The Parties shall reasonably cooperate with each other with respect to any litigation, action, suit, claim or other proceeding under Section 7.3 or Section 7.4 (an “Article 7 Proceeding”). Without limiting the generality of the foregoing, the “Non-Litigating Party” (as hereinafter defined) agrees to cooperate reasonably in any Article 7 Proceeding, as may be requested by or necessary to the “Litigating Party” (as hereinafter defined) including, joining any Article 7 Proceeding as a party, executing all necessary documents, supplying essential documentary evidence and making available essential witnesses then in its employment or engaged as a consultant.

(b)	The Party prosecuting any Article 7 Proceeding under Section 7.3 or controlling the defence of any Article 7 Proceeding under Section 7.4 shall be referred to in this context, as the “Litigating Party”). The other Party in this context shall be referred to as the “Non-Litigating Party”. Except as provided in Section 7.2(e) or Section 7.4(b), the Litigating Party shall have the right to control any Article 7 Proceeding. In addition, the Litigating Party shall have the right to control the settlement or compromise of any Article 7 Proceeding and may so settle or compromise without the Non-Litigating Party’s prior written consent, provided that the terms of any such settlement or compromise: (i) does not materially impair the Non-Litigating Party’s rights hereunder (including each Party’s rights in the Micrologix Technology or the validity or enforceability thereof); (ii) would not require the Non-Litigating Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity or unenforceability of the Micrologix Patent Rights; (iii) provide for the unconditional release of the Non-Litigating Party; and (iv) expressly state that neither the fact of settlement, nor the settlement agreement shall constitute or be construed or interpreted, as, an admission by the Non-Litigating Party of any issue, fact, allegation or any other aspect of the claim being settled. In all other cases, the Litigating Party may not settle any Article 7 Proceeding without the prior written consent of the Non-Litigating Party, which consent shall not be unreasonably withheld or delayed. The Non-Litigating Party may not pay or voluntarily permit the determination of any liability which is subject to any such Article 7 Proceeding while the Litigating Party is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Non-Litigating Party, which consent shall not be unreasonably withheld or delayed.

(c)	Upon learning of any actual, contemplated or threatened Article 7 Proceeding involving any of the Micrologix Patent Rights that claims the Product or the Compound, each Party shall promptly notify the other Party of such and shall, upon request, provide to the other Party an assessment of the status of any such proceeding.

(d)	To the extent any cooperation provided by Micrologix hereunder requires Micrologix to disclose information that would be deemed Micrologix Confidential Information (other than any information which shall become the property and right of Strata under Section 3.4), Strata shall treat such information in accordance with Section 8.1.

(e)	The Parties acknowledge and agree that circumstances may arise in which a Party hereto may desire to protect its interests by joining or intervening in litigation or other proceeding involving the Micrologix Patent Rights, which proceeding has neither been brought by that Party nor levied against that Party. Accordingly, neither Party shall object or oppose any effort by the other Party, at its own expense, to join or intervene in such litigation or other proceedings involving the Micrologix patent Rights. In the event the Non-Litigating Party seeks to join or intervene in any litigation or other proceeding where such joining or intervention is neither requested by nor necessary to the Litigating Party, then (i) the Litigating Party’s right to control the litigation under Section 7.3 or Section 7.4 (as the case may be) shall not be extended to the conduct of the Non-Litigating Party after intervention or joining; and (ii) notwithstanding anything to the contrary contained in Section 7.3 and Section 7.4, the Non-Litigating Party shall bear its own costs associated with its involvement in any such litigation or other proceeding after intervening or joining.
     Section 7.3 Prosecution of Infringement.
(a)	During the Term, each Party shall give prompt notice to the other of any Third Party act which may infringe one or more claims of the Micrologix Patent Rights that claims the Product or the Compound.

(b)	Infringement within the Field.
(i)	Strata may (but shall have no obligation to do so) prosecute any Article 7 Proceeding under this Section 7.3 against such Third Party infringement of any claims of Micrologix Patent Rights where such infringement primarily relates to such Third Party activities in the Field in the Territory in accordance with the terms of Section 7.2 and this Section 7.3 and in such event Strata shall become the Litigating Party.

(ii)	In the event Strata fails to institute any Article 7 Proceeding and terminate any Third Party infringement of the claims of Micrologix Patent Rights that the claim the Product or the Compound within thirty (30) days of the later of: (i) receiving notification from Micrologix of any such infringement or (ii) sending notice to Micrologix of such action, Micrologix may take (but shall have no obligation to do so) such action as it deems appropriate, including the filing of a lawsuit against such Third Party. In such event Micrologix shall promptly notify Strata of any such Article 7 Proceeding and shall become the Litigating Party.
(c)	Infringement outside the Field.
(i)	Micrologix may (but shall have no obligation to do so) prosecute any Article 7 Proceeding under this Section 7.3 against such Third Party infringement of any claims of Micrologix Patent Rights where such infringement does not primarily relate to such Third Party activities in the Field in the Territory in accordance with the terms of Section 7.2 and this Section 7.3 and in such event Micrologix shall become the Litigating Party.

(ii)	In the event Micrologix fails to institute any Article 7 Proceeding and terminate any Third Party infringement of the claims of Micrologix Patent Rights that claim the Product or the Compound within thirty (30) days of the later of: (i) receiving notification from Strata of any such infringement or (ii) sending notice to Strata of such action, Strata may take (but shall have no obligation to do so) such action as it deems appropriate, including the filing of a lawsuit against such Third Party. In such event Strata shall promptly notify Micrologix of any such Article 7 Proceeding and shall become the Litigating Party.
(d)	Micrologix and Strata shall share all Costs in connection with any Article 7 Proceeding under this Section 7.3, on the basis of [***]% paid by the Litigating Party and [***]% paid by the Non-Litigating Party, provided that Micrologix and Strata shall first recover their respective actual documented out-of-pocket Costs, or equitable proportions thereof, associated with any Article 7 Proceeding under this Section 7.3, or settlement thereof from any recovery made by the Litigating Party. Any excess amount recovered by the Litigating Party shall be shared between Strata and Micrologix on the basis of [***]% to the Litigating Party and [***]% to the Non-Litigating Party. In the event there is no recovery from a Third Party or if any such recovery does not cover all of the Costs of the Litigating and/or Non-Litigating Party, as the case may be, then the Parties agree to share any such unrecovered Costs on the basis of [***]% to the Litigating Party and

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[***]% to the Non-Litigating Party. If Strata is the Litigating Party, Strata shall recover such amounts by [***].
     Section 7.4 Infringement Claimed by Third Parties.
(a)	In the event a Third Party commences, or threatens to commence, any Article 7 Proceeding against a Party to this Agreement alleging infringement of a Third Party’s intellectual property rights by the making, manufacture, use, sale, offer for sale, export and/or import by Strata, its Affiliates or sublicensees of the Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party (“Infringement Notice”).

(b)	Strata shall control the defense and settlement of any such Article 7 Proceeding under this Section 7.4 in accordance with the terms of Section 7.2 and this Section 7.4 and shall become the Litigating Party; provided that, in the event that the validity and enforceability of the claims of Micrologix Patent Rights are in issue in any such Article 7 Proceeding under this Section 7.4, Micrologix may (but shall have no obligation to do so) control the defense and settlement of any such Article 7 Proceeding under this Section 7.4 in accordance with the terms of Section 7.2 and this Section 7.4 solely to the extent that such defense and settlement relates to validity and enforceability of the claims of the Micrologix Patent Rights.

(c)	Micrologix shall be liable for its own Costs in connection with any Article 7 Proceeding under this Section 7.4.
     Section 7.5 Co-operation with Other Licensees.
Strata acknowledges that Micrologix may grant to licensees rights in the Micrologix Technology in the Territory in respect of fields outside the Field, and may grant to other licensees rights outside the Territory. If Micrologix grants such rights to other licensees, in the event of any litigation in respect of:
(a)	fields outside of the Field that may reasonably affect Strata’s use of the Micrologix Technology in the Field or the use or sale of Products by Strata; or

(b)	the Field that may reasonably affect Micrologix or one or more of Micrologix’s licensee’s use of the Micrologix Technology outside the Field or the making, manufacture, use or sale of products outside the Field by Micrologix or one or more other such licensee(s);
then Micrologix, Strata and such other licensee(s) will use good faith efforts to determine jointly the course of action, if any, necessary or appropriate to prosecute or defend the litigation. Micrologix will use Commercially Reasonable Efforts to include in its other license agreements, provisions that allow the participation of Strata as contemplated herein. If Micrologix is unable to include in any such other license agreement such provisions, then with respect to the licensee under such other license agreement, Strata shall not be bound by the terms and conditions of this Section 7.5.

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ARTICLE 8
CONFIDENTIALITY
     Section 8.1 Confidentiality.
(a)	During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (i) as expressly authorized by this Agreement or with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, (ii) as required by Applicable Laws or court order of a court of competent jurisdiction (provided that the disclosing Party shall first notify the other Party to afford the other Party, for a period of ten (10) business days or such lesser period as may be provided by Applicable Law, an opportunity to seek whatever protective relief it deems appropriate, and the disclosing Party shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed), (iii) to its Representatives to accomplish the purposes of this Agreement, so long as such Representatives are under an obligation of confidentiality no less stringent than as set forth herein, (iv) to bona fide potential investors and their respective advisors during financing or an acquisition, merger or other like reorganization, so long as such investors and advisors are under an obligation of confidentiality no less stringent than as set forth herein, except as otherwise provided herein, and (v) as is required to exercise its rights and perform its obligations under this Agreement, so long as the recipients of such information are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement.

(b)	Notwithstanding any provision to the contrary herein or in any confidentiality or nondisclosure agreement between the Parties, from time to time, either Party may disclose to bona fide potential investors and their respective advisors during financing or an acquisition, merger or other like reorganization the following Confidential Information:
(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***];

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(v)	[***];

(vi)	[***];

(vii)	[***];

(viii)	this Agreement, in the form as redacted and filed with the SEC and available for disclosure, as may be modified by SEC filings, press releases or other public disclosures, or if not filed with the SEC, as executed with the financial particulars in Article 4 redacted to the extent not publicly disclosed; and

(ix)	such additional information and materials as may be agreed-to by the Parties;
all without obtaining written agreement of confidence and non-use from the recipient. The disclosing Party remains liable to the other Party for any use or disclosure made of such information by such investors and advisors, as if such investors and advisors were bound by the terms of this Article 8. No information disclosed pursuant to this Section 8.1(b) that becomes generally known or available, directly or indirectly as a result of a disclosure permitted by this Section, shall be excluded from the definition of Confidential Information pursuant to the exclusion set out in Section 1.14(a).

(c)	Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

(d)	Micrologix acknowledges and agrees that the Micrologix Know-How licensed to Strata has value to Strata in being maintained as confidential. Therefore, Micrologix shall keep the Micrologix Know-How confidential as if it were Confidential Information of Strata as set forth in this Article 8.
     Section 8.2 Publicity Review.
The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be mutually agreed upon by the Parties on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, except as allowed in the preceding sentence, the Parties will jointly discuss and agree, based on the principles of this Section 8.2, on any statement to the public regarding this Agreement or any aspect of this Agreement, and the results of clinical studies conducted as part of the Development, subject in each case to disclosure otherwise required by Applicable Laws. When a Party elects to make any such statement or disclosure required under Applicable Law, it will give the other Party at least five (5) business days notice to review and comment on such statement, unless the applicable Competent Authority requires disclosure such that a Party is prohibited by Applicable Law to provide such advance review by the other Party (in which case it shall be disclosed according to such requirement and notice will

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be provided as soon as possible). The terms of this Agreement may also be disclosed to Competent Authorities, including the United States Securities and Exchange Commission or any other exchange or securities commission having authority over a Party, where required by Applicable Law, with redaction of financial information not otherwise required to be disclosed under Applicable Laws in which event the disclosing Party shall provide in advance of submission to the other Party for review and comment a copy of such redactions made to this Agreement.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 9.1 Corporate Power.
Each Party hereby represents, warrants and covenants that such Party is, and will remain through the Term, duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.
     Section 9.2 Due Authorization.
Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and covenants to perform its obligations hereunder.
     Section 9.3 Binding Obligation/No Conflict.
Each Party hereby represents, warrants and covenants that: (i) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; and (ii) the execution, delivery and performance of this Agreement by such Party does not, and will not during the Term, conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the best knowledge of each Party as of the Effective Date, violate any Applicable Laws.
     Section 9.4 Ownership of Micrologix Technology.
Micrologix represents, warrants, and covenants, as the case may be, that:
(a)	as of the Effective Date and during the Term, it is and shall remain the sole owner of all right, title and interest in and to the Micrologix Technology, subject to Micrologix’s ability to license and assign as permitted hereunder; and, to the best of the knowledge of Micrologix as of the Effective Date, no Representative of Micrologix or any Third Party has any rights to the Micrologix Technology;

(b)	as of the Effective Date, it has not granted and will not grant after the Effective Date any license under the Micrologix Technology for any product in the Territory for use in the Field to any Third Party, and is under no obligation to grant any such license, except to Strata, and there are, and will be, no rights granted to any Third Party and/or no agreements, either written or oral, regarding either the Micrologix Technology which are inconsistent or in conflict with this Agreement;

(c)	as of the Effective Date, there are no outstanding liens, judgments, injunctions, decrees, rulings, security interests, or other encumbrances on the Micrologix Technology, and through the Term, there shall be no liens, judgments, injunctions, decrees, rulings, security interests, or any other encumbrances (other than security interests filed by Micrologix’s lender(s) and licensee(s) in the ordinary course of business) on the Micrologix Technology which could materially affect Strata’s interests in the Micrologix Technology;

(d)	as of the Effective Date and during the Term, it has taken and will take Commercially Reasonable Efforts to ensure that all Micrologix Know-How has been and will continue to be fully protected and maintained in accordance with appropriate procedures for its protection;

(e)	(i) as of the Effective Date, Micrologix has made available to Strata all material information in its possession or Control relating to the Product in the Field; and (ii) as of the Effective Date, to the best of Micrologix’s knowledge, all art that Micrologix believes to be material to the patentability of any claims within the Micrologix Patent Rights claiming the Product or the Compound has been cited by Micrologix to the U.S. PTO for U.S. patent rights or to the comparable Competent Authority in such other jurisdictions in the Territory that require disclosure of material information in possession or Control of the patentee; and

(f)	Exhibit “B” is a true, complete and current listing of the Micrologix Patents as of the Effective Date.
     Section 9.5 Patent and Other Intellectual Property Rights Proceedings.
As of the Effective Date, Micrologix represents and warrants that:
(a)	to the best of its knowledge, no patent within the Micrologix Patent Rights, or patent application with regard to the Micrologix Patent Rights, as the case may be, is the subject of any pending interference, opposition, cancellation or other protest proceeding, or judicial proceeding;

(b)	to the best of its knowledge, the Micrologix Technology and any process, procedure or method used to manufacture the Compound and the Product do not infringe, interfere with, or misappropriate the intellectual property rights of any Third Party;

(c)	to the best of its knowledge, the practice of the Micrologix Patent Rights and any process, procedure or method used to manufacture the Compound and the Product in the Territory do not and will not infringe, interfere with, or misappropriate any intellectual property rights of any Third Party;

(d)	there has been no lapse of any claims within the Micrologix Patents in the Territory;

(e)	Micrologix has not received any: (i) notices or communications that the development, making, manufacture, use, marketing, advertising, promoting,

distributing, offer for sale, selling, importation or exportation of the Compound or the Product or use of the Micrologix Technology would infringe or misappropriate any intellectual property rights of any Third Party; or (ii) allegation regarding the legality, enforceability, or validity of the Micrologix Technology, other than those made by the U.S. PTO or other comparable Competent Authorities in other countries in the prosecution of the Micrologix Patent Rights and previously disclosed to Strata;

(f)	Micrologix is not aware of any Third Party having infringed or misappropriated the Micrologix Technology and has not sent any notices or communications to any Third Party that the activities of such Third Party infringe or misappropriate the Micrologix Technology.
     Section 9.6 Micrologix’s Additional Warranties.
As of the Effective Date, Micrologix represents and warrants that:
(a)	Exhibit “D” is a true, complete and current listing of the regulatory filings relating to Product or Compound owned or Controlled by Micrologix as of the Effective Date, including, all INDs; and

(b)	Micrologix has not deliberately withheld any material information or data known to Micrologix relating to:
(i)	the results of preclinical and clinical studies of the Compound and the Product conducted by or on behalf of Micrologix;

(ii)	Micrologix’s ongoing clinical development activities in the United States for the Product, including the status of all such studies; and

(iii)	the manufacturing, testing and release of the Compound and Product, including CMC information therefor.
     Section 9.7 Strata’s Additional Warranties.
As of the Effective Date, Strata represents and warrants that upon completion of transactions related to this Agreement, which transactions are conditional only upon the execution and delivery of this Agreement, Strata shall be entitled to receive proceeds of a financing of not less than $5 million.
     Section 9.8 Pre-Clinical and Clinical Studies Prior to Effective Date.
Micrologix represents and warrants that all of the pre-clinical and clinical trials related to the Product prior to the Effective Date have been conducted in accordance with Applicable Laws.
     Section 9.9 Debarment.
During the Term, neither of the Parties shall knowingly utilize any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Section 335a (a) or (b) of the Act in connection with any of the activities to be carried out under this

Agreement. Micrologix further represents and warrants that, as of the Effective Date, to the best of its knowledge, none of the entities, laboratories or clinical sites participating in the clinical studies prior to the Effective Date had been debarred at the relevant time.
     Section 9.10 Limitation on Warranties.
(a)	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:
(i)	NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY MICROLOGIX TO STRATA THAT THE MICROLOGIX TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY PUBLISHED INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

(ii)	NEITHER PARTY MAKES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT.
(b)	NEITHER PARTY MAKES ANY OTHER WARRANTIES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING WARRANTIES CONCERNING THE SUCCESS OF THE DEVELOPMENT PROGRAM, THE SUCCESS OF THE MARKETING AND COMMERCIALIZATION OF THE PRODUCT OR THE COMMERCIAL UTILITY OF THE PRODUCT.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
     Section 10.1 Strata Indemnified by Micrologix.
(a)	Micrologix shall indemnify, defend and hold Strata, and its Representatives (in respect of each Party, its “Indemnitees”), harmless from and against any Third Party liabilities, obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof, occurred subsequent to the Effective Date (except as provided in Section 10.1(a)(iii) below), and arises out of or is based upon:
(i)	any breach by Micrologix of its representations, warranties, covenants, obligations or agreements under this Agreement; or

(ii)	the negligence or willful misconduct of Micrologix and/or any of Micrologix’s Indemnitees, including violation of Applicable Laws in their performance under this Agreement; or

(iii)	Micrologix’s (or any Subcontractor’s) conduct of the pre-clinical and clinical research and development activities in connection with the Product prior to and after the Effective Date; provided however, Micrologix’s duty to indemnify under this Section 10.1(a)(iii) shall not include product liability claims unless Micrologix’s liability for same arises pursuant to Section 10.1(a)(i) or Section 10.1(a)(ii).
(b)	Micrologix’s obligations to indemnify Strata hereunder shall not apply to the extent any such Loss arises out of or is based on the:
(i)	inactions or actions of Strata or its Indemnitees for which Strata is obligated to indemnify Micrologix under Section 10.2; or

(ii)	negligence or willful misconduct of Strata and/or its Indemnitees.
     Section 10.2 Micrologix Indemnified by Strata.
(a)	Strata shall indemnify, defend and hold harmless Micrologix and its Indemnitees from and against any Loss insofar as such Loss or actions in respect thereof occurred subsequent to the Effective Date, and arises out of or is based upon:
(i)	any breach by Strata of its representations, warranties, covenants, obligations or agreements under this Agreement; or

(ii)	the negligence or willful misconduct of Strata and/or any of Strata’s Indemnitees, including any violation of Applicable Law in their performance under this Agreement; or

(iii)	Strata’s or its Indemnitees’ making, manufacture, marketing, sale, distribution, storage or promotion of the Product, including any injury or death to any person or damage to any property caused by any Product provided by Strata or its Indemnitees, whether by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.
(b)	Strata’s obligations to indemnify Micrologix hereunder shall not apply to the extent any such Loss arises out of or is based on the:
(i)	inactions or actions of Micrologix or its Indemnitees for which Micrologix is obligated to indemnify Strata under Section 10.1; or

(ii)	the negligence or willful misconduct of Micrologix and/or its Indemnitees.
     Section 10.3 Prompt Notice Required.
No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the Party seeking indemnification (the “Indemnified Party”) to the persons against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnified Party becomes aware of such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnified Party and its Indemnitees for a Loss and shall specify the amount of Loss, if available, and relevant details thereof. The Indemnitor shall notify Indemnified Party no later than thirty (30) days from such notice of its intention to assume the defense of any such claim. Failure of the Indemnified Party to notify Indemnitor within such notice period shall not relieve Indemnitor of any liability hereunder, except to the extent the Indemnitor reasonably demonstrates that the defense of such Third Party claim is prejudiced by such failure.
     Section 10.4 Indemnitor May Settle.
The Indemnitor shall, at its expense, have the right to settle and defend any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnified Party shall cooperate with the Indemnitor as reasonably requested by the Indemnitor in connection with such action; provided that the Indemnified Party shall have the right to fully participate in such defence at its own expense. The defence by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnified Party with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of any settlement or compromise: (a) does not materially impair the Indemnified Party’s rights hereunder (including each Party’s rights in the Micrologix Technology); (b) would not require the Indemnified Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity or unenforceability of the Micrologix Patent Rights; (c) provide for the unconditional release of the Indemnified Party; and (d) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnified Party of any issue, fact, allegation or any other aspect of the claim being settled. In all other cases, the Indemnitor may not settle any such action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. No Indemnified Party shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnified Party notice of its intention to defend any such action as provided herein, the Indemnified Party involved shall have the right to assume the defence thereof with counsel of its choice and defend, settle or otherwise dispose of such action. If Strata is the Indemnified Party in such case, Strata shall recover its Costs by deducting its Costs from any royalty payments or any other amounts payable to Micrologix hereunder in accordance with Section 4.7(c).
     Section 10.5 Insurance.
Each Party shall, at its sole cost and expense, obtain and keep in force during the Term and for a period of not less than three (3) years after termination, cancellation or expiration of this Agreement the following insurance: (a) general liability insurance, including blanket contractual liability coverage with bodily injury, death and property damage with limits of $[***] per occurrence and $[***] in the aggregate within six months after the Effective Date; and (b) clinical studies and product liability insurance with bodily injury death and property damage limits of not less than $[***] per occurrence and $[***] in the aggregate; provided, however, each Party’s obligation to maintain such product liability insurance shall not commence until

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immediately prior to the First Commercial Sale of the Product in the first country in the Territory and each Party’s obligation to maintain such clinical studies insurance shall not commence until immediately prior to the first human dosing by such Party. Upon execution of this Agreement, and upon the other Party’s request thereafter, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to the other Party of any cancellation, termination or reduction of such insurance coverage. Each Party shall use its Commercially Reasonable Efforts to cause Third Parties engaged by a Party to perform its obligations under this Agreement to maintain such types of insurance coverages and for such period of time as are customary for such Third Parties given the nature of the services to be provided.
ARTICLE 11
ADDITIONAL COVENANTS OF THE PARTIES
     Section 11.1 Micrologix Covenant Not To Compete.
Micrologix hereby covenants and agrees, and shall cause its Affiliates to agree, not to, in whole or in part, develop, in-license, market, make, manufacture or have manufactured, sell, promote, distribute or have marketed, have sold or have distributed any product in the Territory in the Field (in this Section, a “Section 11.1 Competitive Product”) during the Term and for a period of [***] thereafter. Notwithstanding the foregoing, if Micrologix acquires an entity or all or substantially all of the assets of an entity during such period of time and such entity distributes or such assets include a Section 11.1 Competitive Product, Micrologix or its Affiliate shall have [***] in which to divest itself of such Section 11.1 Competitive Product or to otherwise cease distribution of such Section 11.1 Competitive Product, and Micrologix shall not be in breach of this Section 11.1 if it so divests or ceases distribution within such [***] period. Strata and Micrologix hereby agree that the covenants set forth in this Section 11.1 are a material and substantial part of the transactions contemplated by this Agreement.
     Section 11.2 Launch of Competitive Product by Strata.
Strata hereby agrees that in the event Strata and/or its Affiliates develop, in-license, market, sell, promote, distribute or have marketed, or have sold any product in the Field in a particular country in the Territory that is not a Product hereunder (in this Section, a “Competitive Product”) during the Term, directly for themselves or by a Third Party, licensee or sublicensee on behalf of Strata and/or its Affiliates, then pursuant to Section 13.4, Strata’s rights with respect to such country under this Agreement shall terminate and revert to Micrologix. No termination pursuant to this Section shall terminate this Agreement with respect to any other country in the Territory. Notwithstanding the foregoing, if Strata or an Affiliate acquires an entity or all or substantially all of the assets of an entity during such period of time and such entity distributes or such assets include a Competitive Product, Strata, or its Affiliate(s), shall have [***] in which to divest itself of such Competitive Product or to otherwise cease distribution of such Competitive Product, and Strata shall not be in violation of this Section 11.2 if it so divests or ceases distribution within such [***] period. The Parties mutually agree that Strata’s (or Affiliates’)

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commercialization, as described above, of any Competitive Product shall not be deemed a breach of this Agreement, and Micrologix sole recourse for such an event shall be that as described in this Section 11.2 only.
     Section 11.3 Limitation To The Territory.
Strata hereby covenants that it will not directly or indirectly, without the prior written authorization of Micrologix: (i) promote or actively solicit the sale of the Product or advertise the Product, outside of the Territory; (ii) purchase or cause to be purchased Product which Strata has represented, directly or indirectly, as being for the purpose of sale in a specific country in the Territory for sale in any other country outside the Territory; (iii) contact any of Micrologix’s suppliers or vendors of the Product or element thereof for the purpose of causing the Product to be sold outside the Territory; (iv) knowingly sell or distribute for resale the Product purchased hereunder to a Third Party who intends to sell the Product outside of the Territory; and (vi) knowingly sell or distribute for resale Product purchased from a Third Party outside the Territory for resale in the Territory.
     Section 11.4 Records and Audits.
(a)	Each Party shall keep or cause to be kept true, accurate and complete Books and Records as are required to determine, in a manner consistent with accrual method of accounting in accordance with GAAP, any sums or credits due under this Agreement during the Term and for a period of three years thereafter or as otherwise required to comply with Applicable Laws. Without limiting the generality of the foregoing, the Parties agree that such Books and Records shall include the following:
(i)	Strata shall keep such Books and Records to permit Micrologix to confirm the completeness and accuracy of (A) the information presented in each Royalty Statement and all payments due hereunder; (B) the calculation of Net Sales; (C) any payments due Micrologix under this Agreement; and (D) any other payment obligations of Strata hereunder.

(ii)	Micrologix shall keep such Books and Records to permit Strata to confirm the completeness and accuracy of (A) Reimbursable Costs; (B) any payments due Strata under this Agreement; and (C) any other obligations of Micrologix hereunder.
(b)	With regard to sums or credits due or related reports, at the request (and expense) of the requesting Party, the other Party shall permit the requesting Party and/or such requesting Party’s independent certified public accountant selected by such Party and reasonably acceptable to the other Party to audit and/or inspect only those Books and Records of the other Party as may be necessary to determine, with respect to any calendar year ending no more than three years prior to such Party’s request, the completeness and accuracy of any reports made and/or any sums or credits due under this Agreement. Any such independent accounting firm shall be subject to the confidentiality provisions of this Agreement. Such inspection shall be conducted during the Party’s normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by the requesting Party. If such requesting Party concludes that such payments were underpaid during the periods reviewed by such requesting Party and/or its accountants, the other Party shall pay the requesting Party the amount of any such underpayments, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date the requesting Party delivers to the other Party the report so concluding that such payments were underpaid. If such requesting Party and/or its accounting firm concludes that such payments were overpaid during such period, the Party shall pay to the other Party the amount of any such overpayments, without interest, within thirty (30) days of the date the requesting Party delivers to the other Party the report so concluding that such payments were overpaid. The requesting Party shall bear the full cost of such audit unless such audit discloses an underpayment by more than [***] *** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions. of the amount due during such period. In such case, the other Party shall bear the full cost of such audit.

(c)	In the event the non-requesting Party does not agree with the conclusions of such report under Section 11.4(b), (whether such payments were underpaid or overpaid), then such Party shall notify the other Party within thirty (30) days after receipt of such report. Thereafter, the Parties shall in good faith try and resolve such differences. If the Parties are unable to reach a mutual agreement within fifteen (15) days after the date of notice then independent auditors of each Party shall meet and select an independent accounting firm (being an accounting firm not used by either Party) to make the final determination within fifteen (15) days thereafter. The determination of such independent accounting firm shall be binding and conclusive on the Parties, and the cost of such firm shall be borne by the Party against whom the determination by such firm is made.

(d)	Micrologix shall, upon prior, reasonable notice by Strata and during normal business hours, allow Strata or its Representative to inspect and audit Micrologix’s facilities, equipment, personnel and operating procedures (and of any Subcontractor, as applicable) used to develop the Product and any Books and Records related thereto to confirm compliance with the terms and conditions of this Agreement, including compliance with Applicable Laws and Governmental Approvals; provided that Strata shall use Commercially Reasonable Efforts to ensure that such inspection and audit shall not interfere with Micrologix’s (or its Subcontractor’s, as applicable) normal operations. However, notwithstanding the foregoing, Strata shall be permitted to inspect and audit as provided above immediately on notice in the event of a bona fide belief that (i) an Applicable Law is being, or may be, violated or (ii) there is, or may be, an SADE or imminent and otherwise material harm to the public due to the Product. Without limiting anything else under this Agreement, if any of the obligations of Micrologix is performed by a Subcontractor, then Micrologix shall cause any such Subcontractor to comply with the terms and conditions of this Section 11.4(d). If any inspection or audit hereunder reveals that Micrologix (or its Subcontractor(s) or other Representatives) is not in compliance in all material respects with the

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terms and conditions of this Agreement, Applicable Laws, or/and applicable Governmental Approvals, Micrologix, at its sole cost, shall use Commercially Reasonable Efforts to promptly correct (and, as applicable, cause its Subcontractor(s) to use Commercially Reasonable Efforts to promptly correct) any such deficiencies to ensure compliance as required hereunder. Micrologix shall keep Strata informed on a regular, on-going and periodic basis as to the status of any such deficiencies and such corrections.
     Section 11.5 Marketing Expenses.
Strata covenants and agrees that, except as otherwise specified in this Agreement, Strata shall be solely responsible for the cost and implementation of any and all marketing, sales, promotional and related activities concerning or related to the marketing, sale, distribution and promotion of the Product under this Agreement.
     Section 11.6 Further Actions.
Upon the terms and subject to the conditions hereof, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary or advisable under Applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE 12
PRODUCT RECALL
     Section 12.1 Product Recalls or Withdrawal.
If at any time or from time to time during the Term: (a) any Competent Authority of any country in the Territory requests Strata to recall or withdraw the Product; (b) a court of competent jurisdiction issues an order or directive for the Product to be recalled or withdrawn; or (c) if a voluntary recall or withdrawal of the Product is contemplated by Strata (individually or collectively, a “Recall”), then Strata shall carry out any Recall in the Territory in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. Strata shall in all events be responsible for conducting any Recall in the Territory, market withdrawals or corrections with respect to the Product in the Territory. Strata shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Recall for the period required by Applicable Law. Micrologix shall cooperate as reasonably requested by Strata in connection with any such Recall. Strata will be responsible for complying with all Applicable Laws and Governmental Approvals during the Recall and will be responsible for all interactions with appropriate Competent Authorities, including, the FDA Office of Compliance in the U.S. and the appropriate FDA local district office(s) in the U.S. Strata shall be responsible for preparing and timely submitting any reports any other documentation required by the Competent Authorities in connection with any such Recall.
     Section 12.2 Recall Costs.
Strata shall be responsible for conducting any Recall of the Product in the Territory and the cost and expense therefor shall be paid by Strata, unless such Recall is due to, prior to or during the

Development: (i) any breach by Micrologix of its representations, warranties, covenants, obligations or agreements under this Agreement; or (ii) the negligence or willful misconduct of Micrologix and/or any of Micrologix’s Representatives under this Agreement, including violation of Applicable Laws in their performance under this Agreement; in which case all such costs and expenses, to the extent same are reasonable, shall be borne and paid solely by Micrologix. In such event, Micrologix will reimburse Strata for any such costs and expenses paid by Strata within thirty (30) days of its receipt of a reasonably detailed invoice(s) for such costs and expenses from Strata.
     Section 12.3 Notification Of Complaints.
During the Term and for a period of four (4) years after the termination, expiration or cancellation of this Agreement or for such longer period as may be required by Applicable Law(s), each Party agrees to (a) notify the other Party immediately of all available material information concerning any complaint, product defect reports, and similar notices received by either Party with respect to the Product, whether or not determined to be attributable to the Product and (b) with respect to an SADE, comply with the provisions of Section 6.6. Strata shall define and implement appropriate and necessary regulatory compliance procedures for product defect reporting, including action plans and an SOP and will handle all product complaints in the Territory. In connection with any such product complaint Micrologix shall cooperate as reasonably requested by Strata. Strata, at its sole cost and expense, will have the responsibility for preparing and submitting any reports to the Competent Authorities, including FDA field alerts.
     Section 12.4 Notification Of Threatened Action.
During the Term and, for a period of four years after the termination, expiration or cancellation of this Agreement or for such longer period as may be required by Applicable Law(s), each Party agrees to immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Product or the continued marketing or distribution of the Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action, provided that, subject to Micrologix’s obligation under Section 6.1 and Applicable Laws during the Period Micrologix is the IND holder, Strata shall have the final decision making authority with respect thereto.
ARTICLE 13
TERM AND TERMINATION
     Section 13.1 Term.
This Agreement shall become effective on the Effective Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided in Section 13.2, Section 13.3 or Section 13.4.

     Section 13.2 Termination by Either Party.
Either Party may terminate this Agreement (in its entirety or on a country by country basis as hereinafter provided) prior to the expiration of the Term upon the occurrence of any of the following:
(a)	upon or after the cessation of operations of the other Party or the bankruptcy, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation which includes an assignment permitted by this Agreement) or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding up of the affairs of the other Party which is not dismissed within ninety (90) days after the date on which it is filed or commenced, and in the case of any of the foregoing events, the non-defaulting Party may terminate the Agreement in its entirety; or

(b)	upon or after the breach of any material provision of this Agreement by the allegedly breaching Party if the allegedly breaching Party has not cured such breach within sixty (60) days after written notice thereof by the non-breaching Party, the non-breaching Party may, at its sole option, terminate this Agreement with respect to the particular country in the Territory that is the subject of such breach, and this Agreement shall remain in effect as it applies to all other countries; provided, however, that if such breach and failure to cure occurred in the United States, the non-breaching Party may terminate this Agreement in its entirety, and if such breach and failure to cure occurred in a Major European Market Country, the non-breaching Party may terminate this Agreement in respect of the whole of Europe. For the avoidance of doubt, performance of the development and commercialization obligations required to be performed in accordance with Commercially Reasonable Efforts hereunder are evaluated based upon the Territory as a whole as set out in Section 1.10.
     Section 13.3 Termination by Strata.
Strata may terminate this Agreement in its entirety, or on a country-by-country basis prior to the expiration of the Term as follows:
(a)	subject to Section 2.3(d), prior to issuance of a Marketing Authorization in the US, at any time on written notice to Micrologix if it is determined by Strata in good faith, acting reasonably and in accordance with prudent scientific and business judgment and otherwise in accordance with generally accepted practices in the pharmaceutical industry, that the Product is not reasonably expected to demonstrate safety or efficacy; or

(b)	if the Second Phase III Study is commenced, at any time on written notice to Micrologix if Strata exercises its right to terminate such study pursuant to Section 2.3(d); or

(c)	if the Second Phase III Study is not commenced, or after the completion of the Second Phase III Study, at any time upon one hundred twenty (120) days prior written notice to Micrologix.

     Section 13.4 Termination by Micrologix.
Micrologix may terminate this Agreement in its entirety or on a country by country basis prior to the expiration of the Term upon thirty (30) days prior written notice if Strata conducts any of the activities respecting a Competitive Product in a particular country as set forth in Section 11.2.
     Section 13.5 Effect of Termination.
(a)	Payment Obligations. If this Agreement is terminated by either Party pursuant to Section 13.2, Section 13.3 or Section 13.4, subject to the rights and obligations of Strata related to selling off Product inventory as provided in Section 13.5(b)(ii) and Section 13.5(b)(iii) and to pay Reimbursable Costs and certain wind down costs as set forth in Sections Section 13.5(b)(iv)(A), Strata shall not be obligated to pay any other wind down costs, milestone payments and/or other monies to Micrologix under this Agreement, other than payments due and owing prior to the effective date of termination.

(b)	Termination by Either Party. Upon the early termination of this Agreement by either Party pursuant to Section 13.2, Section 13.3 or Section 13.4, the following shall occur:
(i)	Subject to Section 13.7, Strata, its sublicensees and Affiliates (as the case may be) shall have no right to practice within the Micrologix Patent Rights or use any of the Micrologix Technology, and all rights, title or interest in, or other incidents of ownership under, the Micrologix Technology shall revert to and become the sole property of Micrologix, and the licenses granted to Strata under Section 3.1 shall automatically terminate.

(ii)	Notwithstanding Section 13.5(b)(i), provided that this Agreement is terminated other than: (A) by Micrologix due to the breach of Strata pursuant to Section 13.2 or Section 13.4; or (B) by Strata pursuant to Section 13.3; Strata may, in its sole discretion, elect to sell-off or distribute, as applicable, its existing inventory of Product to which the termination pertains in accordance with the terms set forth in Section 13.5(b)(iii), after the effective date of termination, by notifying Micrologix of its decision within thirty (30) days after the date it receives a notice of termination by Micrologix or the date it provides a notice of termination to Micrologix, as the case may be.

(iii)	If Strata elects pursuant to Section 13.5(b)(ii) to sell-off or distribute, as applicable, its existing inventory, it shall not, either directly or indirectly, use or permit the use of the Product except as set forth under this Section 13.5(b)(iii) and shall proceed as follows:
(A)	continue to comply with its royalty obligations for the Product to Micrologix under Article 4;

(B)	continue to sell off or distribute, as applicable, existing inventory of Product until such time as the inventory is depleted but in no event more than six (6) months after the applicable notice of termination. At the expiration of such period, Strata shall sell all existing inventory of Product to Micrologix. In such case, Micrologix shall pay to Strata the full amount of the actual cost paid by Strata, or Strata’s documented out-of-pocket costs, as applicable, for such remaining inventory of Product;

(C)	if Strata does not elect pursuant to Section 13.5(b)(ii) to sell-off or distribute, as applicable, any existing inventory of Product, or if this Agreement is terminated by Micrologix under Section 13.2 or Section 13.4 for Strata’s breach, or by Strata pursuant to Section 13.3, Strata shall, at Micrologix’s election, either:
(1)	sell all existing inventory of Product to Micrologix at Strata’s actual cost of acquisition, or Strata’s documented out-of-pocket costs, as applicable; or

(2)	destroy all remaining inventory of Product in accordance with Applicable Laws and provide Micrologix with written proof of destruction sufficient to comply with Applicable Laws.
In either case, Micrologix shall pay to Strata the actual cost paid by Strata for such remaining inventory of Product;
(D)	if Strata sells any inventory of Product to Micrologix pursuant to this Section 13.5(b)(iii), it shall warrant that such inventory of Product has been stored in material compliance with the applicable specifications therefor, Governmental Approvals and all Applicable Laws, has not been adulterated within the meaning of Applicable Laws and has otherwise been maintained by Strata according to such specifications, Governmental Approvals and Applicable Laws; and

(E)	any sales of Product made by Strata to Micrologix pursuant to this Section 13.5(b)(iii) shall be made by Strata within thirty (30) days after the date it becomes obligated to do so and shall be shipped to Micrologix appropriately packaged and stored. All transportation costs in connection with such sale, including insurance, freight and duties, and all reasonable costs of re-working the Product so that such Product is in saleable form, shall be shared equally by Strata and Micrologix. Amounts owed by either Party to the other pursuant to this Section 13.5(b)(iii) for the Product shall be paid by such Party within ten (10) days after receipt by a Party of a reasonably detailed invoice from the other Party for the amount so owing to it by the other Party under this Section 13.5(b)(iii).
(iv)	if this Agreement is terminated prior to the completion of the Development and the payment therefor:

(A)	by Micrologix pursuant to Section 13.2 for Strata’s breach or pursuant to Section 13.4, or by Strata pursuant to Section 13.3(a) or Section 13.3(b), Strata shall, at Micrologix’s election, pay Micrologix’s reasonable, wind-down costs under any Development Subcontract provided that Micrologix uses Commercially Reasonable Efforts to minimize, or if possible eliminate, such costs.

(B)	by Strata pursuant to Section 13.2 due to the breach of Micrologix, Strata shall have no obligation to pay for any wind-down costs, milestone payments and/or any other monies due and owing from and after the effective date of such termination under this Agreement.
(v)	if this Agreement is terminated by Micrologix pursuant to Section 13.2 for Strata’s breach or pursuant to Section 13.4, or by Strata pursuant to Section 13.3(a) or Section 13.3(b), to the extent of its legal right to do so, Strata shall immediately assign or transfer to Micrologix any Governmental Approvals and trademarks for the Product held in the name of or Controlled by Strata, if any, in any country in the Territory.

(vi)	to the extent of its legal right to do so, Strata shall, at Micrologix’s request, grant Micrologix a worldwide royalty-bearing, license under any Strata Work Product necessary to use, market, advertise, promote, distribute, offer for sale, sell, make, manufacture, have manufactured, export and import, and develop Products with the right to sublicense and assign the foregoing, in consideration of such reasonable royalties on net sales by Micrologix or Product to be negotiated in good faith between Micrologix and Strata at such time, and if the Parties cannot agree on such license and royalties, either Party may refer the matter to arbitration pursuant to Article 14. Nothing in this Section shall cause a royalty to be payable in respect of rights obtained by Micrologix pursuant to Section 5.3 or Section 6.2.

(vii)	if this Agreement is terminated by Strata pursuant to Section 13.2 due to the breach of Micrologix, to the extent of its legal right to do so, Strata shall immediately assign or transfer to Micrologix any Governmental Approvals and trademarks for the Product held in the name of or Controlled by Strata, if any, in any country in the Territory, in consideration of such reasonable royalties on net sales by Micrologix of Product to be negotiated in good faith between Micrologix and Strata at such time, and if the Parties cannot agree on such license and royalties, either Party may refer the matter to arbitration pursuant to Article 14. Nothing in this Section shall cause a royalty to be payable in respect of rights obtained by Micrologix pursuant to Section 6.2.

(viii)	at the sole option and request of Micrologix, which request shall be made no more than sixty (60) days after the effective date of termination, if Micrologix chooses to permit Third Party sublicenses related to the

Product to survive termination of this Agreement, Strata will cooperate reasonably to facilitate the transfer of Third Party sublicenses from Strata to Micrologix or its designee.

(ix)	except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Article 1 (as needed), Section 3.4, Section 4.7(b)(ii), Section 4.7(c), Section 5.3(c), Section 5.3(e) (for a one year period after expiration or termination of this Agreement, in respect of the manufacture of Product for use in the Field in the Territory), Section 6.2(b), Section 7.2, Section 7.4, Article 8, Article 9, Article 10, Article 12, Article 13, Article 14 and Article 15, and any other that by its terms is intended to survive, shall survive expiration or termination of this Agreement.

(x)	subject to the provision of Section 13.7, within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party, except for such Confidential Information which the receiving Party is required to keep under Applicable Laws, in which event such Confidential Information shall be held subject to the terms and conditions of Article VIII.
(c)	Termination on a Country-by-Country Basis. In the event any termination under this Agreement relates solely to one or more countries in the Territory as permitted herein, then this Agreement and the license contained in Section 3.1 shall only be terminated to the extent it applies to such country or countries in the Territory and this Agreement shall remain in effect as it applies to all other countries in the Territory.

(d)	Bankruptcy Rights. In the event this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code in the United States and other comparable Applicable Law in any other country in the Territory (collectively “Other Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under Section 101(52) of the United State Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined in Section 101(52) of the United States Bankruptcy Code, subject to protections afforded the non-terminating Party under Section 365(n) of United States Bankruptcy Code or Other Bankruptcy Laws.

     Section 13.6 Remedies.
All of the non-breaching Party’s remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s other rights of recovery for such breach with or without terminating this Agreement.
     Section 13.7 License Following Expiration.
Upon expiration of each of the applicable Royalty Terms in each country in the Territory, Strata shall thereafter have an irrevocable, non-exclusive, royalty-free license in such country, with the right to sublicense, to use, develop, market, advertise, promote, distribute, make, manufacture, have manufactured, offer for sale, sell, export and import the Product for use in the Field in the Territory. Upon request by Strata, Micrologix shall continue to allow Strata to manufacture and sell the Product under the Micrologix Technology pursuant to a separate agreement to be negotiated in good faith between the Parties.
ARTICLE 14
DISPUTE RESOLUTION/DAMAGES
     Section 14.1 Disputes.
The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”). It is the objective of the Parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a Dispute arises under this Agreement. The Parties acknowledge and agree that nothing under this Article 14 shall in any way affect, alter, negate or modify Strata’s tie-breaking vote in the JDMC under Section 2.4(d).
Subject to Section 11.4(c), a Dispute among the Parties will be resolved as recited in this Article 14. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of Micrologix and Strata, or their respective designees (who must be members of a Party’s senior management) for resolution. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the Parties and until such time as any matter has been resolved by the Parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a Party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Micrologix and Strata, or their respective designees, cannot after good faith negotiations resolve the Dispute within 10 days (or such other period of time as mutually agreed to by the Parties in writing) of being requested by a Party to resolve a Dispute, the Parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Section 14.1.
If a Party intends to begin arbitration to resolve such Dispute, such Party shall provide written notice (the “Arbitration Notice”) to the other Party informing such other Party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including the Supplementary Procedures for Large Complex Disputes (the “AAA Rule”) except as modified herein. The arbitration shall be conducted by a panel of three (3) arbitrators (the “Panel”) to be mutually agreed upon by the Parties and appointed by the AAA. The arbitrators shall be industry experts experienced in the issues comprising the Dispute and shall have no past, present or anticipated future affiliation with either Party. If the Parties are unable to agree upon all or any number of the three (3) mutually acceptable arbitrators within thirty (30) days after the filing of the Arbitration Notice, the AAA shall promptly appoint the arbitrator(s) to complete the Panel in accordance with the criteria set forth in this Section 14.1. The arbitration shall take place in Denver, Colorado. The Panel shall apply the laws of the State of Delaware, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each Party’s Confidential Information. If a Party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the Arbitration Notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law or in equity, including compensatory damages, pre-judgment interest and to grant final, complete, interim, or interlocutory relief, including specific performance, injunctions and other equitable relief, but not punitive or other damages set forth in Section 14.5 and each Party shall be deemed to have waived any right to such excluded damages. Each Party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing Party.
     Section 14.2 Performance to Continue.
Each Party shall continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; including continuing the Development, provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.
     Section 14.3 Determination of Patents and Other Intellectual Property.
Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to Micrologix’s Patents shall be submitted exclusively to the federal courts.
     Section 14.4 Injunctive Relief.
Nothing in this Agreement shall prevent either Party from seeking a temporary restraining order or injunction against the other Party as required to prevent such other Party’s misuse of the intellectual property or Confidential Information of the other Party seeking such temporary restraining order or injunction. In addition nothing in this Agreement shall prevent Strata from seeking a temporary restraining order or injunction against Micrologix to prevent any breach by Micrologix under Section 11.1. The Parties understand and agree that because of the difficulty in measuring economic losses to the non breaching Party as a result of a breach of the covenants set forth in this Agreement respecting intellectual property and Confidential Information and because of the immediate and irreparable damage that may be caused to the non breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 14.4 shall not limit any other legal or equitable remedies that the non breaching Party may have against the breaching Party.
     Section 14.5 No Consequential Damages.
EXCEPT WITH REGARD TO DAMAGES ARISING UNDER SECTION 8.1(B) AND EACH PARTY’S DUTY TO INDEMNIFY THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RECOVERED BY A THIRD PARTY AS PROVIDED UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE.
     Section 14.6 Attorney’s Fees.
In the event of any claim hereunder related to either Party’s infringement of the intellectual property rights of the other Party or the misuse of Confidential Information of the other Party, the prevailing party in any such dispute shall pay the reasonable legal fees and costs related thereto.
ARTICLE 15
MISCELLANEOUS
     Section 15.1 No Solicitation.
Neither Party nor its Affiliates (collectively, the “Initiating Group”) shall, directly or through its representatives, solicit for employment any officer, director, employee or consultant of the other Party or its subsidiaries or Affiliates (collectively, the “Other Group”) with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement for a period of [***]. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. “Solicitation” shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.
     Section 15.2 Assignment; Binding Effect.
Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Applicable Laws or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may sell, transfer or assign its rights under this Agreement to any Third Party, as part of a sale or transfer of substantially all of a Party’s assets; provided that such Third Party agrees

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in writing to be bound by the terms and conditions of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person other than the Parties hereto or their Representatives, respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Any purported assignment, sale, transfer, delegation or other disposition by a Party, except as permitted herein, shall be null and void.
     Section 15.3 Force Majeure.
Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, flood, embargo, war, act of war (whether war be declared or not), act of terrorism, failure of supplier, insurrection, riot, civil commotion, strike, lockout or other labour disturbance, act of God (a “Force Majeure”); provided that the Party whose performance is delayed or prevented shall provide prompt notice of the Force Majeure to the other Party. Performance shall be excused so long as the condition constituting Force Majeure continues and the non-performing Party uses good faith diligent efforts to mitigate, avoid or end such delay of failure in performance as soon as practicable.
     Section 15.4 Governing Law.
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.
     Section 15.5 Waiver.
Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.
     Section 15.6 Severability.
In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 15.7 No Right to Use Names.
Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name “Micrologix,” “Strata” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

     Section 15.8 Notices.
All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, addressed as follows:

If to Micrologix:	Micrologix Biotech Inc.
BC Research Complex
3650 Wesbrook Mall
Vancouver, BC Canada V6S 2L2
Attention: President

With a copy to:	Farris, Vaughan, Wills & Murphy
2600 — 700 West Georgia Street
Vancouver, BC Canada V7Y 1B3
Attention: James Hatton

If to Strata:	Strata Pharmaceuticals, Inc.
10923 Cloverhurst Way
San Diego, California 92130
Attention: CEO

With copies to:	Morrison & Foerster LLP
3811 Valley Centre Drive, Suite 500
San Diego, California 92130-2332
Attention: Jay de Groot
Notice so given shall be deemed given and received (a) if by mail on the fourth day after posting; (b) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (c) if by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.
     Section 15.9 Independent Contractors.
The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. It is expressly agreed that Micrologix and Strata shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Micrologix nor Strata shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
     Section 15.10 Rules of Construction.
The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     Section 15.11 Entire Agreement; Amendment.
This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, including the Letter Agreement. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.
     Section 15.12 Counterparts; Facsimile.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.
     Section 15.13 Interpretation.
The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) “including” shall mean “including, without limitation”; (iv) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date); (v) references to “$” or “dollars” shall mean the lawful currency of the United States; (vi) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (vii) references to “days” shall mean calendar days, unless it is expressly stated as “business days”; and (viii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Micrologix Biotech Inc.		Strata Pharmaceuticals, Inc.

By:	/s/ James DeMesa	By:	/s/ Theodore R. Schroeder
Name:	James DeMesa	Name:	Theodore R. Schroeder
Title:	President and CEO	Title:	President and Chief Executive Officer

EXHIBIT A
DEVELOPMENT PLANS
Please refer to the following documents:
•	Strata Pharmaceuticals Inc. Development Plan, Timeline and Budget for NDA for LCSI Based on Second Phase III Study, dated July___, 2004; and

•	Strata Pharmaceuticals Inc. Development Plan, Timeline and budget for NDA for CRBSI Based on First Phase III Study, dated July ___, 2004.

EXHIBIT B
PATENTS

Country	Application or Patent No.
USA	[***]
USA	[***]
USA	[***]
USA	[***]
USA	[***]
PCT	[***]
Canada	[***]
Europe	[***]
Belgium	[***]
Switzerland	[***]
Germany	[***]
Spain	[***]
France	[***]
Great Britain	[***]
Hong Kong	[***]
Ireland	[***]
Italy	[***]
Europe	[***]
Hong Kong	[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Country	Application or Patent No.
USA	[***]
USA	[***]
USA	[***]
USA	[***]
PCT	[***]
Canada	[***]
Europe	[***]
Hong Kong	[***]
USA	[***]
USA	[***]
PCT	[***]
CA	[***]
Europe	[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
INVENTORY
[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D
REGULATORY FILINGS
[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.